UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Rush Enterprises, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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555 IH-35 SOUTH, SUITE 500
NEW BRAUNFELS, TEXAS 78130

April 4, 2013

To the Shareholders of Rush Enterprises, Inc.:

Rush Enterprises, Inc.’s 2013 Annual Meeting of Shareholders will be held on Tuesday, May 21, 2013, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

At the annual meeting, we will ask you to:

1.
Elect W. Marvin Rush, W.M. “Rusty” Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year; and

3.	Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The accompanying formal notice and proxy statement further discuss the matters that will be presented for shareholder vote.  Following the annual meeting, shareholders will have the opportunity to ask questions and comment on our operations.

It is important that your views be represented whether or not you are able to attend the annual meeting.  If you are unable to attend the annual meeting in person and wish to have your shares voted, please sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible or otherwise follow the voting instructions enclosed herewith.

We hope that you will take this opportunity to meet with us to discuss the results and operations of the Company for the 2012 fiscal year.

Sincerely,
W. Marvin Rush
Chairman

RUSH ENTERPRISES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Rush Enterprises, Inc. (the “Company”) will be held on Tuesday, May 21, 2013, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, for the following purposes:

•
To elect W. Marvin Rush, W.M. “Rusty” Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year; and

•	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Information with respect to the above matters is set forth in the proxy statement that accompanies this Notice of Annual Meeting of Shareholders.

The Board of Directors fixed the close of business on April 1, 2013, as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting.  The Company will maintain a list of shareholders entitled to vote at the annual meeting at the Company’s principal executive offices during normal business hours for ten days prior to the annual meeting.  Any shareholder may examine the list for any purpose relevant to the annual meeting during such ten-day period.  The list will also be available for examination throughout the duration of the annual meeting.

By Order of the Board of Directors,
W. MARVIN RUSH
Chairman
New Braunfels, Texas
April 4, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2013

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2012 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing the “Investor Relations—Financial Information—Annual Reports & Proxy Material” section of the Company’s website at http://investor.rushenterprises.com/annuals.cfm.  Other information on the Company’s website does not constitute part of the Company’s proxy materials.

IMPORTANT

You are cordially invited to attend the annual meeting in person.  Even if you plan to be present, please mark, sign, date and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States, or otherwise follow the enclosed voting instructions.

2013 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

●	Time and Date May 21, 2013, at 10:00 a.m., local time
●	Place Rush Enterprises, Inc.’s executive offices
555 IH-35 South, Suite 500, New Braunfels, Texas 78130
●	Record Date April 1, 2013
●	Voting Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share
●	Distribution Date This proxy statement and the related proxy card are being distributed to our shareholders on or about April 22, 2013.

Meeting Agenda

●	Election of six directors
●	Ratification of Ernst & Young LLP as independent auditors for 2013

Voting Matters
Proposal	Board Vote Recommendation	Page Reference (for more detail)

Election of Directors	FOR EACH NOMINEE	14
Ratification of Ernst & Young as Independent Auditors for 2013	FOR	24

Board Nominees

The following table provides summary information about each director nominee.  Each director nominee is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	AC	CC	NGC

W. Marvin Rush	74	1965	Chairman, Rush Enterprises, Inc.	• Founder • Truck Industry • Leadership • Shareholder

W.M. “Rusty” Rush	54	1996	President and C.E.O., Rush Enterprises, Inc.	• Truck Industry • Leadership

Harold D. Marshall	77	1999	Former President, C.O.O. and director, Associates First Capital Corp.	• Finance • Truck Industry • Leadership	X	X	C	X

Thomas A. Akin	58	2004	Partner, Akin, Doherty, Klein & Feuge, P.C.	• Accounting • Finance • Leadership	X	C	X	X

Gerald R. Szczepanski	64	2008	Former Chairman and C.E.O., Gadzooks, Inc.	• Retail Industry • Leadership	X	X	X	X

James C. Underwood	69	2008	Former Vice Chairman, Isuzu Commercial Truck of America	• Truck Industry • Leadership	X	X	X	C

AC	Audit Committee
CC	Compensation Committee
NGC	Nominating and Governance Committee
C	Chair

Attendance	No director nominee, all of whom are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he sits.

Auditors

As a matter of good corporate governance, we are asking shareholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2013.  Set forth below is summary information with respect to Ernst & Young’s fees for services provided in 2011 and 2012.

Type of Fees	2011	2012
Audit Fees	$420,000	$430,000
Audit-related Fees	—	—
Tax Fees	168,250	239,950
All Other Fees	—	—
Total	$588,250	$669,950

Executive Compensation Elements

Type	Form	Terms

Equity	Stock options	• Options generally vest in increments of 1/3 on each anniversary of the grant date beginning on the third anniversary of the grant date
	Restricted stock units (RSUs)	• RSU awards generally vest in increments of 1/3 on each anniversary of the grant date beginning on the first anniversary of the grant date (first issued March 15, 2011)
Cash	Base salary	• Generally eligible for increase from time to time
	Bonus	• Discretionary based on, in part, the Company’s income from continuing operations before taxes
Other	Perquisites	• Annual physical, automobile and gasoline allowance, parking, long-term disability insurance, personal use of the Company’s ranch and corporate aircraft, insurance, and home security1

Other Key Compensation Features

•	The Company has implemented stock ownership guidelines that are intended to promote long-term executive stock ownership and align executive interests with those of our shareholders.

•	The Company’s Executive Transition Plan, in which the named executive officers participate, employs a double-trigger change in control termination provision.

•
We continued to adhere to our policy that prohibits excise tax gross-up payments in any future change in control arrangements with executive officers, unless the arrangement is approved by shareholders.

•
We continued to enforce our hedging policy that prohibits our directors, executive officers and certain other key employees from trading in options or any Rush Enterprises, Inc. stock derivatives or otherwise profiting from short-term speculative swings in the value of Rush Enterprises, Inc. common stock.

1    Note – not a complete listing.

2012 Compensation Decisions

•	None of the named executive officers received an increase in their base salary.

•	All of the named executive officers earned a cash performance bonus in recognition of, among other things, the significant improvement in our financial performance in 2012.

•
All of the named executive officers were granted long-term equity incentive awards, which were allocated approximately 70% in stock options that vest over three years beginning on the third anniversary of the grant date and 30% in RSU awards that vest over three years beginning on the first anniversary of the grant date.

2012 Compensation Summary

Set forth below is the 2012 compensation for each named executive officer as determined under SEC rules.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
W.M. "Rusty" Rush, President and Chief Executive Officer	1,100,016	1,500,000	352,200	821,558	164,879	3,938,653
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	324,000	225,000	93,920	219,082	26,273	888,275
W. Marvin Rush, Chairman	1,000,008	430,000	774,840	−	251,794	2,456,642
Martin A. Naegelin, Jr., Executive Vice President	417,600	274,000	140,880	328,623	34,522	1,195,625
David C. Orf Senior Vice President – Marketing, Fleets and Specialized Equipment	348,000	238,000	100,729	234,965	24,772	946,466

2014 Annual Meeting

•	Deadline for shareholder proposals to be eligible for inclusion in the Company’s proxy materials is December 12, 2013.

RUSH ENTERPRISES, INC.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
to be held on May 21, 2013

This proxy statement is furnished in connection with the solicitation of proxies by Rush Enterprises, Inc. (the “Company”), on behalf of its Board of Directors, for the 2013 Annual Meeting of Shareholders.  This proxy statement and the related proxy card are being distributed to our shareholders on or about April 22, 2013.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
 THE ANNUAL MEETING

When And Where Is The Annual Meeting?

The annual meeting will be held on May 21, 2013, at 10:00 a.m., local time, in the main conference room at Rush Enterprises, Inc.’s executive offices, which are located at 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, and at any adjournments or postponements thereof, for the purposes set forth in the preceding Notice of Annual Meeting of Shareholders.

What Matters Will Be Voted Upon At The Annual Meeting?

At the annual meeting you will be asked to:

•
Consider and vote upon a proposal to elect W. Marvin Rush, W.M. “Rusty” Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin and Gerald R. Szczepanski as directors to hold office until the 2014 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	Consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the 2013 fiscal year; and

•	Transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Who Is Entitled To Vote?

Shareholders of record of the Company’s Class A Common Stock, $.01 par value per share (the “Class A Common Stock”), and of the Company’s Class B Common Stock, $.01 par value per share (the “Class B Common Stock”) at the close of business on April 1, 2013, which is the “Record Date,” are entitled to notice of, and to vote at, the annual meeting.  The Class A Common Stock and Class B Common Stock are sometimes collectively referred to in this proxy statement as the “Common Stock.”  Shares that may be voted include shares that are held (a) directly by the shareholder of record, and (b) beneficially through a broker, bank or other nominee.

At the close of business on the Record Date, there were outstanding 28,609,186 shares of Class A Common Stock and 10,835,219 shares of Class B Common Stock entitled to be voted at the annual meeting.  The holders of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of Class A Common Stock on the Record Date will be entitled to 1/20th of one vote per share, on each matter voted on at the annual meeting.  The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

What Is The Difference Between Holding Shares As A “Registered Owner” And As A “Beneficial Owner”?

Most of the Company’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between registered shares and those owned beneficially:

•
Registered Owners – If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are the shareholder of record.  As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting.

•
Beneficial Owners – If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in “street name.”  As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote on your behalf or to vote in person at the annual meeting.  However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares in person at the annual meeting.

What Constitutes A Quorum?

The holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting.  Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal, and “broker non-votes” will all be counted as present for purposes of determining a quorum.

What Is A Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (a) the beneficial owner has not instructed the nominee how to vote, and (b) the nominee lacks discretionary voting power to vote such shares.  Generally, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owner of such shares.

The proposal to elect the six director nominees is a non-routine matter.  Consequently, a nominee will not be able to vote shares of the Company’s Common Stock held in “street name” without the beneficial owner’s specific voting instructions on this proposal.  Because brokers, banks and other nominees will not be able to vote on this proposal without voting instructions from beneficial owners, we encourage all shareholders that hold shares through a bank, broker or other nominee to provide voting instructions to such parties to ensure that their shares are voted at the annual meeting.  The proposal to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for the 2013 fiscal year is a routine matter and a nominee is permitted to exercise discretionary voting power with respect to this proposal.

What Shareholder Approval Is Necessary For Approval Of The Proposals?

•	Election of Directors

A plurality of the votes cast by the holders of shares entitled to vote in the election of directors at the annual meeting is required for the election of directors.  Accordingly, the six director nominees receiving the highest number of votes will be elected.  Abstentions and broker non-votes are not treated as votes cast and, therefore, will not have any effect on the outcome of the election of directors.

•	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The vote of the holders of a majority of the aggregate voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting, is required for the ratification of the appointment of E&Y.  Abstentions will have the same effect as votes against this proposal.

May I Vote My Shares In Person At The Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you have the right to vote these shares in person at the annual meeting.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may vote these shares in person at the annual meeting once you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote such shares at the annual meeting, completed such legal proxy and presented it to the Company at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the annual meeting.

How Can I Vote My Shares Without Attending The Annual Meeting?

If you are the registered owner of shares of our Common Stock on the Record Date, you may instruct the named proxy holders on how to vote these shares by completing, signing, dating and returning the enclosed proxy card in the postage pre-paid envelope provided with this proxy statement.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may instruct your broker, bank or other nominee on how to vote these shares. Your nominee has enclosed with this proxy statement a voting instruction card for you to use in directing your nominee on how to vote such shares.  You should follow the instructions provided by your nominee in directing your nominee on how to vote these shares.

If My Shares Are Held In “Street Name,” Will My Broker, Bank Or Other Nominee Vote My Shares For Me?

Brokers, banks and other nominees who do not have instructions from their “street name” customers may not use their discretion in voting their customers’ shares on “non-routine” matters.  The proposal to elect the six director nominees is a non-routine matter.  The proposal to ratify the appointment of E&Y as the Company’s independent registered public accounting firm is considered a routine matter and, therefore, if beneficial owners fail to give voting instructions, nominees will have discretionary authority to vote such shares of our Common Stock with respect to this proposal. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How Will My Proxy Be Voted?

Shares represented by a properly executed proxy that is timely received, and not subsequently revoked, will be voted at the annual meeting or any adjournments or postponements thereof in the manner directed on the proxy. Steven L. Keller, our Chief Financial Officer, and Martin A. Naegelin, our Executive Vice President, have been designated by the Board of Directors as the proxies to represent you and vote your shares at the annual meeting.  All shares represented by a properly executed proxy on which no choice is specified will be voted (a) FOR the election of the director nominees, (b) FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the 2013 fiscal year and (c) in accordance with the proxy holders’ discretion as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

May I Revoke My Proxy And Change My Vote?

Yes.  You may revoke your proxy and change your vote at any time prior to the vote at the annual meeting.

If you are the registered owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote by (a) timely submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), (b) timely giving notice of your changed vote to us in writing mailed to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels Texas 78130, Attn: Derrek Weaver, or (c) attending the annual meeting and giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares of our Common Stock on the Record Date, you may revoke your proxy and change your vote (a) by timely submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions or (b) if you have obtained a legal proxy from your nominee giving you the right to vote your shares in person at the annual meeting, by attending the annual meeting, presenting the completed legal proxy to the Company and voting in person.

You should be aware that simply attending the annual meeting will not in and of itself constitute a revocation of your proxy.

Who Will Pay The Costs Of Soliciting Proxies?

The costs of soliciting proxies pursuant to this proxy statement, if any, will be borne by the Company.  Proxies will be solicited by mail, in person or by telephone, electronic mail or facsimile.  The Company will bear the expense of preparing, printing and mailing this proxy statement and accompanying materials to our shareholders.  Upon request, the Company will reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of our Common Stock.

What Other Business Will Be Presented At The Annual Meeting?

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the annual meeting.  If any other matters should properly arise at the annual meeting, the persons named as proxies, Steven L. Keller and Martin A. Naegelin, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting or any adjournments or postponements thereof.

What Are The Deadlines To Nominate Directors Or To Propose Other Business For Consideration At The 2014 Annual Meeting of Shareholders?

In order for a shareholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2014 Annual Meeting of Shareholders, the proposal (a) must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, on or before December 12, 2013, and (b) must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Amended and Restated Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Notice of any director nomination or the proposal of other business that you intend to present at the 2014 Annual Meeting of Shareholders, but do not intend to have included in the Company’s proxy statement and form of proxy relating to the 2013 Annual Meeting of Shareholders, must be received by the Company at its executive offices, 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver, not later than the close of business on February 20, 2014, and not earlier than the close of business on January 21, 2014.  In the event that the date of the 2014 Annual Meeting of Shareholders has changed by more than 30 days from the anniversary date of the 2013 Annual Meeting of Shareholders, the notice must be delivered to and received by the Company not earlier than the close of business on the 120th day prior to the 2014 Annual Meeting of Shareholders and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.  In addition, your notice must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or proposal of other business that you intend to present at the 2014 Annual Meeting of Shareholders.

Any shareholder desiring a copy of the Company’s Amended and Restated Bylaws will be furnished one without charge upon written request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver.

Who Will Count The Votes At The Annual Meeting?

American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, will tabulate the votes and Steven L. Keller, the Company’s Chief Financial Officer, will act as the inspector of election at the annual meeting.

Where Can I Find The Voting Results Of The Annual Meeting?

The Company intends to publish final voting results of the annual meeting in a current report on Form 8-K within four business days after the annual meeting.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account.  If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card.  Please vote each proxy and voting instruction card that you receive.

What Is Householding?

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the Securities and Exchange Commission (the “SEC”) called “householding.”  Under this practice, certain shareholders who have the same address and last name will receive only one copy of this proxy statement and the Company’s 2012 Annual Report, unless one or more of these shareholders notifies the Company that he or she wishes to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one copy of this proxy statement and the Company’s 2012 Annual Report, and would like to request a separate copy of these proxy materials, or you do not wish to participate in householding in the future, please call (800) 973-7874 or mail such request to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver.  The Company will promptly deliver a separate copy of this proxy statement and the Company’s 2012 Annual Report upon receipt of such request.  Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

What Do I Need To Do Now?

First, read this proxy statement carefully.  Then, if you are a registered owner, you should, as soon as possible, submit your proxy by executing and returning the proxy card.  If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker, bank or other nominee.  Your shares will be voted in accordance with the directions you specify.  If you submit an executed proxy card to the Company, but fail to specify a voting choice, your shares will be voted (a) FOR the approval of W. Marvin Rush, W.M. “Rusty” Rush, James C. Underwood, Harold D. Marshall, Thomas A. Akin, and Gerald R. Szczepanski as directors to hold office until the 2014 Annual Meeting of Shareholders, (b) FOR the ratification of E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and (c) in accordance with the proxy holders’ discretion as to any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

Who Can Help Answer My Questions?

If you have questions concerning a proposal or the annual meeting, if you would like additional copies of this proxy statement or our 2012 Annual Report, or if you need directions to or special assistance at the annual meeting, please call Derrek Weaver toll free at (800) 973-7874.  In addition, information regarding the annual meeting is available via the Internet at our website www.rushenterprises.com.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE.  IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE AS PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2013, except as otherwise noted below, by:

•	Each person or entity known by us to beneficially own more than five percent (5%) of either class of Common Stock;

•	Each director, director nominee and named executive officer; and

•	All of our directors and executive officers as a group.

Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.  Beneficial ownership of our Common Stock has been determined in accordance with the applicable rules and regulations of the SEC.  The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock, and one vote for each share of Class B Common Stock, beneficially owned by each person.

Beneficial Ownership

	Class A Common Stock		Class B Common Stock
Name and Address(1)	Shares	% of Class	Shares	% of Class	% Total Voting Power(2)
W. Marvin Rush(3)	140,183	*	3,455,984	31.8	28.0
W.M. “Rusty” Rush(4)	332,269	1.1	3,103,756	28.6	25.2
3MR Partners, L.P.(5)	2,749	*	3,002,749	27.6	24.3
GAMCO Investors, Inc. et al(6)	124,800	*	1,090,521	10.0	8.9
Dimensional Fund Advisors LP(7)	2,257,761	7.5	966,841	8.9	8.7
Columbia Wanger Asset Management, LLC(8)	4,332,678	14.4	774,000	7.1	8.0
Janus Capital Management and Janus Venture Fund (9)	—	*	1,596,665	14.7	12.9
JPMorgan Chase (10)	2,780,392	9.2	—	*	1.1
NewSouth Capital Management, Inc. (11)	1,578,644	5.2	—	*	*
BlackRock, Inc.(12)	1,788,095	5.9	—	*	*
Harold D. Marshall(13)	75,928	*	—	*	*
Thomas A. Akin(14)	133,609	*	—	*	*
James C. Underwood	18,452	*	—	*	*
Gerald R. Szczepanski	29,493	*	—	*	*
Martin A. Naegelin, Jr.(15)	136,291	*	3,000	*	*
David Orf (16)	95,151	*	—	*	*
Steven L. Keller(17)	57,841	*	—	*	*
All executive officers and directors as a group (16 persons, including the executive officers and directors listed above) (18)	1,215,555	4.0	3,559,991	32.8	29.3

*	Represents less than 1% of the issued and outstanding shares of the respective class of Common Stock or total voting power.

(1)	Except as otherwise noted, the business address of the named beneficial owner is 555 IH-35 South, Suite 500, New Braunfels, Texas 78130.

(2)
Based on a total of (a) 28,550,297 shares of Class A Common Stock and 10,835,219 shares of Class B Common Stock outstanding on March 15, 2013, and (b) 1,649,736 shares of Class A Common Stock and 30,000 shares of Class B Common Stock underlying vested options and options that will vest within 60 days of March 15, 2013 (collectively referred to herein as “Vested Options”).

(3)
Includes (a) 106,678 shares of Class A Common Stock with respect to Vested Options, and (b) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush and W.M. “Rusty” Rush are general partners and over which they share voting and dispositive power. W. Marvin Rush and W.M. “Rusty” Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P.  Also see footnote (5) below and the note regarding various Rush family holdings immediately following this table.

(4)
Includes (a) 290,008 shares of Class A Common Stock and 30,000 shares of Class B Common Stock with respect to Vested Options, (b) 15,000 shares of Class A Common Stock with respect to deferred vested restricted stock units, and ( c) 2,749 shares of Class A Common Stock and 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P., of which W.M. “Rusty” Rush and W. Marvin Rush are general partners and over which they share voting and dispositive power. W.M. “Rusty” Rush and W. Marvin Rush each disclaim individual beneficial ownership of the shares held by 3MR Partners, L.P., except to the extent of their respective actual ownership interest in 3MR Partners, L.P.  Also see footnote (5) below and the note regarding various Rush family holdings immediately following this table.

(5)
The address of 3MR Partners, L.P. is 555 IH 35 South, Suite 500, New Braunfels, Texas 78130.  As general partners, W. Marvin Rush and W.M. “Rusty” Rush have shared power to vote and dispose of or direct the vote and disposition of all of these shares.

(6)
GAMCO Investors, Inc., together with certain affiliates and subsidiaries, has (a) sole voting power of 110,800 shares of Class A Common Stock and 1,090,521 shares of Class B Common Stock, and (b) sole dispositive power of 110,800 shares of Class A Common Stock and 1,090,521 shares of Class B Common Stock.  The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435.  This information is based solely on information contained in Schedules 13F, filed with the SEC on February 13, 2013.  Neither GAMCO Investors, Inc. nor its affiliates and subsidiaries are affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by GAMCO Investors, Inc. and its affiliates and subsidiaries.

(7)
Dimensional Fund Advisors LP has (a) sole voting power of 2,230,579 shares of Class A Common Stock and sole voting power of 960,441 shares of Class B Common Stock, and (b) sole dispositive power of 2,257,761 shares of Class A Common Stock and sole dispositive power of 966,841 shares of Class B Common Stock.  The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.  This information is based solely on information contained in a Schedule 13G/A6 and 13G/A5, filed with the SEC on February 11, 2013.  Dimensional Fund Advisors LP is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors LP.

(8)
Columbia Wanger Asset Management, LLC has (a) sole voting power of 3,916,578 shares of Class A Common Stock and 674,000 shares of Class B Common Stock, and (b) sole dispositive power of 4,332,678 shares of Class A Common Stock and 774,000 shares of Class B Common Stock.  The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.  This information is based solely on information contained in Schedule 13G/A7 and 13G/A2, filed with the SEC on February 14, 2013.  Columbia Wanger Asset Management, LLC is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Columbia Wanger Asset Management, LLC, except that Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC, holds (i) 11.7% of the Class A Common Stock and (ii) 6.1% of the Class B Common Stock.

(9)
Janus Capital Management LLC has (a) sole voting power of 877,214 shares of Class B Common Stock, and (b) sole dispositive power of 877,214 shares of Class B Common Stock.  Janus Venture Fund has (a) sole voting power of 719,451 shares of Class B Common Stock and (b) sole dispositive power of 719,451 shares of Class B Common Stock.  The address of Janus Capital Management LLC and Janus Venture Fund is 151 Detroit Street, Denver, Colorado 80206.  This information is based solely on information contained in Schedule 13G/A3 filed with the SEC on February 14, 2013.  Janus Capital Management LLC and Janus Venture Fund are not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by Janus Capital Management LLC. and Janus Venture Fund.

(10)
JPMorgan Chase & Co. has (a) sole voting power of 2,699,447 shares of Class A Common Stock and (b) sole dispositive power of 2,780,367 shares of Class A Common Stock.  The address of JPMorgan Chase & Co. is 270 Park Ave., New York, New York 10017.  This information is based solely on information contained in Schedule 13G/A, filed with the SEC on February 8, 2013.  JPMorgan Chase & Co. is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by JPMorgan Chase & Co.

(11)
NewSouth Capital Management, Inc. has (a) sole voting power of 1,235,587 shares of Class A Common Stock and (b) sole dispositive power of 1,578,644 shares of Class A Common Stock.  The address of NewSouth Capital Management, Inc. is 999 S. Shady Grove Rd., Suite 501, Memphis, Tennessee 38120.  This information is based solely on information contained in Schedule 13G/A1, filed with the SEC on February 8, 2013.  NewSouth Capital Management, Inc. is not affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by NewSouth Capital Management, Inc.

(12)
BlackRock, Inc., together with certain of its subsidiaries, has (a) sole voting power of 1,788,095 shares of Class A Common Stock, and (b) sole dispositive power of 1,788,095 shares of Class A Common Stock.  The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.  This information is based solely on information contained in Schedule 13G/A3 filed with the SEC on February 4, 2013.  Neither BlackRock, Inc. nor any of its subsidiaries listed in the Schedule 13G/A3 are affiliated with the Company or any member of the Company’s management.  The Company does not know what natural person or other entity has the ultimate voting or investment control over the shares held by BlackRock, Inc. and its subsidiaries.

(13)	Includes 60,000 shares of Class A Common Stock with respect to Vested Options.

(14)	Includes 90,000 shares of Class A Common Stock with respect to Vested Options.

(15)	Includes (a) 113,003 shares of Class A Common Stock with respect to Vested Options, and (b) 6,000 shares of Class A Common Stock with respect to deferred vested restricted stock units.

(16)	Includes (a) 76,289 shares of Class A Common Stock with respect to Vested Options.

(17)	Includes (a) 20,490 shares of Class A Common Stock with respect to Vested Options, and (b) 4,000 shares of Class A Common Stock with respect to deferred vested restricted stock units.

(18)
Reflect information above as well as information regarding our unnamed executive officers; provided however, that shares reflected more than once in the table above with respect to W. Marvin Rush and W.M. “Rusty” Rush are only reflected once in this line.  See the note regarding Rush family holdings immediately following this table.

Note Regarding Rush Family Holdings

SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in the same shares being listed multiple times in the table above.  The 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock held by 3MR Partners, L.P. (see footnote (5) above) are included two additional times in the above table under the names of W. Marvin Rush and W.M. “Rusty” Rush (that is, there are only 2,749 shares of Class A Common Stock and the 3,002,749 shares of Class B Common Stock rather than 8,247 shares of Class A Common Stock and the 9,008,247 shares of Class B Common Stock).  For purposes of the above table, removing the shares counted multiple times results in an aggregate total ownership of 1.5% of outstanding Class A Common Stock and 32.7% of outstanding Class B Common Stock for W. Marvin Rush, W.M. “Rusty” Rush and 3MR Partners, L.P.  W. Marvin Rush and W.M. “Rusty” Rush each disclaim beneficial ownership over shares owned by other members of the Rush family and 3MR Partners, L.P., except as specifically disclosed in the footnotes above.

  PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of six directors, one of whom serves as our Chairman of the Board, one of whom serves as our President and Chief Executive Officer, and four of whom the Board of Directors has determined to be independent in accordance with the listing standards of the NASDAQ® Global Select Market.  Applying these independence standards, the Board of Directors has determined that Messrs. Underwood, Marshall, Akin and Szczepanski are all independent directors.  After due consideration, the Board of Directors has determined that none of these directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and they all meet the criteria for independence under the listing standards of the NASDAQ® Global Select Market.  In particular, the Board of Directors considered Messrs. Marshall’s and Akin’s interest in the business transaction between the Company and Texstar National Bank described below under “Certain Relationships and Related Transactions.”

Six directors (constituting the entire Board of Directors) are to be elected at the annual meeting to serve for a one-year term and until their successors are elected and qualified or their earlier resignation or removal.  All of the nominees named below are current directors of the Company, have consented to be named as director nominees in this proxy statement and have indicated their intent to serve as a director if elected.

Name	Age	Positions and Offices with the Company	Served as a Director Since
W. Marvin Rush	74	Chairman and Director	1965

W.M. “Rusty” Rush	54	President, Chief Executive Officer and Director	1996

James C. Underwood	69	Director	2008

Harold D. Marshall	77	Director	1999

Thomas A. Akin	58	Director	2004

Gerald R. Szczepanski	64	Director	2008

Biographical information on the nominees is set forth below under “Further Information — Board of Directors, Executive Officers and Nominees for Board of Directors.”

If any director nominee becomes unavailable for election, which is not anticipated, the named proxies will vote for the election of such other person as the Board of Directors may nominate, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE DIRECTOR NOMINEES

Committees of the Board of Directors

The business of the Company is managed under the direction of the Board of Directors.  The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Board of Directors.  The charters for the three standing committees of the Board of Directors are available at the “Investor Relations – Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Audit Committee

In 2012, the Company’s Audit Committee consisted of the following directors: Thomas A. Akin, Chair of the Audit Committee, Harold D. Marshall, James C. Underwood and Gerald R. Szczepanski.  The Board of Directors has determined that each member of the Audit Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market and applicable SEC rules and regulations.  The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Mr. Akin has the attributes of an “Audit Committee Financial Expert,” as defined in applicable SEC regulations.  The Audit Committee met eight times during 2012.  The composition of the Audit Committee has not changed for 2013.

As set forth in more detail in the Audit Committee charter, the Audit Committee’s purpose is to assist the Board of Directors in its oversight responsibilities related to the quality and integrity of the Company’s accounting, auditing and financial reporting practices.  The specific responsibilities of the Audit Committee include:

•
Reviewing and discussing with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations therein;

•	Appointing, compensating, overseeing and terminating the Company’s independent registered public accounting firm;

•	Approving all audit and non-audit services to be provided by the independent registered public accounting firm;

•	Reviewing the integrity of the Company’s external financial reporting processes and internal controls over financial reporting;

•
Reviewing and approving all related-person transactions (as defined by the SEC) as required by the SEC and the NASDAQ® Global Select Market, and periodically reassessing these transactions to ensure their continued appropriateness;

•	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•
Reviewing periodically with the General Counsel or Chief Compliance Officer, as applicable, matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable rules and regulations, and any material reports or inquiries received from regulators or governmental agencies;

•	Preparing the Audit Committee Report for inclusion in the Company’s annual proxy statements; and

•	Complying with all other responsibilities and duties set forth in the Audit Committee charter.

For more information regarding the Audit Committee, please refer to the Audit Committee Report contained in this proxy statement.

Compensation Committee

In 2012, the Company’s Compensation Committee consisted of the following directors: Harold D. Marshall, Chair of the Compensation Committee, James C. Underwood, Gerald R. Szczepanski and Thomas A. Akin.  The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.  The Compensation Committee met five times during 2012.  The composition of the Compensation Committee has not changed for 2013.

The specific responsibilities of the Compensation Committee include:

•	Administering the Company’s compensation philosophy and programs and reviewing and modifying such philosophy and programs as necessary;

•
Reviewing and approving all compensation for the Company’s directors and executive officers, including the Company’s Chief Executive Officer, and supervising all bonus and equity-based compensation awards to all Company employees;

•	Supervising the administration of the Company’s incentive compensation and equity-based compensation plans;

•	Overseeing, reviewing and discussing with management the preparation of the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement;

•	Preparing the Compensation Committee Report for inclusion in the Company’s proxy statement;

•	Appointing, compensating, overseeing and terminating the Compensation Committee’s compensation consultants and other advisors; and

•	Complying with all other responsibilities and duties set forth in the Compensation Committee charter.

The Compensation Committee may establish subcommittees of one or more members, and delegate its authority and responsibilities to such subcommittees, when appropriate and in accordance with applicable rules and regulations.  The Compensation Committee may also engage compensation consultants and other advisors, from time to time, to advise the Compensation Committee on executive compensation practices and policies or any other matters within the scope of its charter.

Nominating and Governance Committee

In 2012, the Company’s Nominating and Governance Committee consisted of the following directors: James C. Underwood, Chair of the Nominating and Governance Committee, Harold D. Marshall, Gerald R. Szczepanski and Thomas A. Akin.  The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the listing standards of the NASDAQ® Global Select Market.  The Nominating and Governance Committee met four times during 2012.  The composition of the Nominating and Governance Committee has not changed for 2013.

The specific responsibilities of the Nominating and Governance Committee include:

•	Identifying individuals believed to be qualified to become members of the Board of Directors and recommending qualified individuals to the Board of Directors to stand for election as directors;

•	Recommending individuals to fill vacancies on the Board of Directors;

•	Identifying and recommending directors qualified to fill vacancies on any committee of the Board of Directors;

•	Making recommendations to the Board of Directors from time to time regarding changes to the size of the Board of Directors or any committee thereof;

•	Developing, reviewing and reassessing the adequacy of corporate governance guidelines for the Company;

•	Assessing annually the performance of the Board of Directors and receiving comments from all directors related to such annual performance review;

•	Developing succession planning policies and principles for the Company’s Chief Executive Officer; and

•	Complying with all other responsibilities and duties set forth in the Nominating and Governance Committee charter.

Board Leadership Structure

Our Board of Directors separates the roles of Chairman of the Board and Chief Executive Officer; however, both offices are executive officer positions within the Company.  W. Marvin Rush founded the Company in 1965.  He served as President from its inception until November 1995 when he began his service as Chief Executive Officer of the Company.  In 2006, he resigned his position as Chief Executive Officer and began to serve as Chairman of the Board.  Pursuant to our Amended and Restated Bylaws, our Chairman of the Board is an executive officer of the Company.

The Board of Directors believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role.  Consequently, the Board of Directors has determined that W. Marvin Rush is best positioned to serve as Chairman of the Board of Directors.  As the founder of the Company, W. Marvin Rush is familiar with the Company’s business and industry and can lead the Company and the Board of Directors in identifying and prioritizing the Company’s strategies and initiatives.  W.M. “Rusty” Rush’s responsibility as the Chief Executive Officer is to manage the Company’s overall business, including ensuring the effective implementation of corporate strategy; ensuring financial and operational objectives are attained; and participating in the day-to-day operational issues related to sales, dealership operations, and personnel.

W. Marvin Rush serving as Chairman of the Board and W.M. “Rusty” Rush serving as Chief Executive Officer demonstrate to the Company’s manufacturers, customers and shareholders that the Company is under strong leadership.

Our Board of Directors does not have a designated “lead independent director.”  The Board of Directors has determined that the appointment of a lead independent director is not necessary at this time because each of the independent directors plays an active role in Board matters.  Notwithstanding the above, the Company’s nonmanagement directors communicate frequently and hold regular executive sessions, with the appropriate nonmanagement director presiding over each such meeting depending on the topics to be discussed.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders and other interested parties by mail at Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130 or through the Company’s Ethics and Compliance Hotline at (877) 888-0002.  Interested parties may direct their input or suggestions to specific directors, the standing committees of the Board of Directors, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and, to the extent provided by law, confidentially contact the Audit Committee by calling the Company’s Ethics and Compliance Hotline at (877) 888-0002.

Code of Conduct for Employees and Directors

The Company has adopted the Rush Driving Principles, a code of conduct that applies to all Company officers, directors and employees.  The Rush Driving Principles is available at the “Investor Relations–Corporate Governance” section of the Company’s website at www.rushenterprises.com.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Principal Accounting Officer.  Only the Board of Directors (or the Audit Committee or other appropriate committee thereof) can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website, or otherwise disclosed as required by applicable laws, rules or regulations.  The Code of Ethics for Senior Financial Officers is available at the “Investor Relations – Corporate Governance” section of the Company’s website.

Shareholder Nominations of Candidates for Director

The Nominating and Governance Committee will consider all candidates for director properly recommended by shareholders.  The Nominating and Governance Committee, in its sole discretion, will determine whether candidates recommended by shareholders are qualified to become a member of the Board of Directors.  Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chairman, Chief Executive Officer, other executive officers, third-party search firms and other sources.

Any shareholder wishing to submit a candidate for the Nominating and Governance Committee’s consideration should send the following information to Rush Enterprises, Inc., 555 IH-35 South, Suite 500, New Braunfels, Texas 78130, Attn: Derrek Weaver:

•	The shareholder’s name, number and class of shares of our Common Stock owned, length of period held and proof of ownership;

•	Name, age and address of the candidate;

•
A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (i.e., memberships on other boards and committees, charitable foundations, etc.);

•
Any information relating to the candidate that is required by the rules and regulations of the NASDAQ® Global Select Market and the SEC to be disclosed in the solicitation of proxies for election of directors; and

•	A description of any arrangements or understandings between the shareholder and the candidate.

Minimum Qualifications for Director Nominees and Board Member Attributes

Persons considered for Board positions should, at a minimum, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders.  To comply with regulatory requirements, a majority of the members of the Company’s Board of Directors must qualify as independent members under the listing standards of the NASDAQ® Global Select Market, all of the members of the Audit Committee must be financially literate, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by applicable regulations of the SEC.

Identification and Evaluation of Director Candidates

The Nominating and Governance Committee strives to identify future potential directors sufficiently in advance so that the Nominating and Governance Committee can provide both the candidates and the Board of Directors a sufficient opportunity to evaluate one another and the candidate’s potential service on the Board of Directors.  With respect to potential Board candidates identified by management, individual directors, shareholders or others, the Nominating and Governance Committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate.  If a consensus is reached by the Nominating and Governance Committee that a particular candidate would likely contribute positively to the Board of Directors’ mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve.  The Nominating and Governance Committee conducts in-person interviews and may invite other Board members or executive officers of the Company to interview the candidate to assess his or her overall qualifications.  In the context of the current composition and needs of the Board of Directors and its committees, the Nominating and Governance Committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other members of the Board of Directors and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof.  Although we do not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s background, viewpoints, training, professional experience, education and skill set.

At the conclusion of this process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board of Directors.  The report includes a recommendation whether the candidate should be nominated for election to the Board of Directors.  This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board of Directors

Members of the Company’s Board of Directors are prohibited from serving on the board of directors of more than four public companies.  Additionally, if a member of the Board of Directors changes jobs, he is required to submit a letter of resignation to the Chairman of the Board.  Upon submission of the letter of resignation, the remaining members of the Board of Directors shall consider whether to accept such director’s resignation based upon, among other things, the circumstances surrounding such director’s job change.  Any director nominee who is elected or appointed to the Board of Directors for the first time after February 21, 2008, will be required to submit a letter of resignation to the Board of Directors to be effective upon acceptance by the Board of Directors each year after they reach the age of 72.  Such letters of resignation will be considered by the Board of Directors, but the Board of Directors may choose not to accept any such letter of resignation if it believes that it is in the best interest of the Company for the director who submitted the letter of resignation to continue to serve on the Company’s Board of Directors.

Effective February 27, 2009, members of the Company’s Board of Directors who are not also officers of the Company are expected to own and hold 15,000 shares of the Company’s Common Stock. Each current director will be given five years to comply with these stock ownership guidelines and any new directors will be given five years from the date they are first appointed or elected to the Board of Directors to comply with these stock ownership guidelines. Until the stock ownership guideline is achieved, each director is encouraged to retain at least 25% of net shares obtained through the Company’s stock incentive plans.  Net shares are the number of shares from the exercise of stock options or the vesting of restricted stock and RSUs, less the number of shares the director sells to cover any exercise price of equity awards or tax withholding obligations.  As of December 31, 2012, each of the directors was either in compliance with or on target to meet the stock ownership guidelines.

Meetings of the Board of Directors

During 2012, the Board of Directors met six times.  Each of the directors attended at least 75% of the meetings of the Board of Directors and committees of which he was a member.  The Board of Directors regularly schedules a meeting to occur the day of the Annual Meeting of Shareholders.  Although the Company has no formal policy on director attendance at Annual Meetings of Shareholders, this scheduling facilitates their attendance.  All of the directors attended the Company’s 2012 Annual Meeting of Shareholders and all directors currently in office are expected to attend the 2013 Annual Meeting of Shareholders.

The nonmanagement directors hold executive sessions at least two times per year during regularly scheduled Board meetings.  Different nonmanagement directors preside over these executive sessions depending on the topics to be discussed.

Board’s Role in Risk Oversight

The Board of Directors is responsible for the Company’s risk-oversight function.  The Board of Directors, with the assistance of its standing committees, Chairman of the Board, Chief Executive Officer, Executive Vice President, Chief Financial Officer, and General Counsel, regularly identifies, evaluates and discusses the material enterprise risks that could impact the Company’s operations and tactical and strategic decisions.  These enterprise risks include operational, financial, legal, regulatory, market, and reputational risks.

The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new products or services.  The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and governmental authorities, and overseeing management’s conformance with internal policies and controls addressing the material enterprise risks of the Company’s activities.  The Board of Directors receives periodic reviews of the Company’s risk management policies and controls.

The Board of Directors believes its risk oversight function is enhanced by the leadership structure of the Company’s Board of Directors.  As a result of the Chief Executive Officer and Chairman of the Board having an in-depth knowledge of the Company’s operations and industry, the Board of Directors is able to assess the Company’s material enterprise risks from a more holistic perspective and manage and monitor the most material enterprise risks as close as reasonably possible to the level where functional decisions are made.

Risk-Related Compensation Policies and Practices

As part of its annual review of the executive compensation program, the Compensation Committee assessed the risk profile of its executive and nonexecutive compensation programs to determine if any of them created undesired or excessive risks of a material nature.  With the assistance of the Chairman of the Board, Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel, the Compensation Committee (a) reviewed the Company’s compensation policies and practices for employees generally, (b) identified the risks that could result from such policies and practices, (c) identified the risk mitigators and controls and (d) analyzed the potential risks against the risk mitigators and controls and the Company’s business strategy and objectives.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that reduce the likelihood of undesired or excessive risk-taking:

•	the Company’s overall compensation levels are competitive with the market;

•	the Company’s compensation practices and polices appropriately balance base pay versus variable pay and short-term versus long-term incentives;

•	the Company’s implementation of stock ownership guidelines;

•	the Compensation Committee’s oversight of equity compensation plans; and

•	the high level of Board involvement in approving material investments and capital expenditures.

Based on its analysis, the Compensation Committee believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The Board of Directors, upon the recommendation of the Compensation Committee, approves annual compensation for nonemployee directors.  In approving nonemployee director compensation, the Compensation Committee considers the amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required of Board members.  The Company’s executive officers do not make recommendations regarding the nonemployee directors’ compensation.

The Company’s 2012 nonemployee director compensation structure, described in more detail below, consisted of (a) cash compensation in the form of annual retainer(s) and meeting fees, (b) equity compensation in the form of stock awards of the Company’s Class A Common Stock, and (c) use of a Company-owned automobile by the nonemployee directors.

Annual Retainer and Meeting Fees

The 2012 annual retainer and meeting fees were as follows:

•	Each nonemployee director received an annual retainer of $30,000 for service on the Board of Directors;

•	The Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee each received an additional annual retainer of $5,000;

•	The Chair of the Audit Committee received an additional annual retainer of $15,000;

•
Each nonemployee director received a fee of $1,500 for attendance at each in-person meeting of the Board of Directors, the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.

•
Each nonemployee director received a fee of $1,000 for attendance at each telephonic meeting of the Board of Directors, the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.

Stock Awards

Messrs. Akin, Marshall, Underwood and Szczepanski each received an outright grant of 7,901 shares of the Company’s Class A Common Stock, with a grant date fair value of approximately $125,000.  In lieu of such stock award, any non-employee director may elect to receive an RSU award covering $125,000 of Class A Common Stock so that the non-employee director may defer such RSU award under the Company’s Deferred Compensation Plan as further discussed below.  The stock awards and RSU awards, if any, are granted under the Amended and Restated Rush Enterprises, Inc. 2006 Nonemployee Director Stock Plan.

Company Vehicle

In 2012, each nonemployee director was granted use of a vehicle that was owned and insured by the Company.

Deferred Compensation Plan

Beginning with compensation earned in 2011, nonemployee directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).  Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their director fees and RSU awards.  The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan.  The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs.  The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan.  Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events.  In 2012, only Mr. Akin participated in the Deferred Compensation Plan and as of December 31, 2012, he has elected to defer an aggregate of 3,950 RSUs under the plan since the plan’s inception in 2011.  For further discussion of the Deferred Compensation Plan, see the narrative section of the “2012 Nonqualified Deferred Compensation Table” set forth below.

The following table provides information of compensation paid to our nonemployee directors who served during 2012:

2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All other Compensation ($)(4)	Total ($)
W. Marvin Rush(5)	—	—	—	—	—
W.M. “Rusty” Rush(5)	—	—	—	—	—
Harold D. Marshall	63,500	124,994	—	21,414	209,908
Thomas A. Akin	76,000	124,994	—	12,228	213,222
James C. Underwood	66,000	124,994	—	13,152	204,146
Gerald R. Szczepanski	61,000	124,994	—	12,806	198,800

(1)
This amount reflects the annual retainer, additional retainers for directors who chair a Board committee, meeting attendance fees (collectively, “Director Fees”), and any cash received in exchange for fractional shares relating to the nonemployee director’s annual stock award.  Nonemployee directors may defer all or a part of their Director Fees under the Deferred Compensation Plan.  In 2012, Mr. Akin elected to defer an aggregate of $38,000 of his retainers and meeting attendance fees under the Deferred Compensation Plan.

(2)
These amounts reflect the aggregate grant date fair value of the Class A stock awards and RSU awards, as applicable, granted in 2012 computed in accordance with Accounting Standards Codification 718 (“ASC 718”), “Stock Compensation,” except no assumptions for forfeitures were included.  The grant date fair value of the Class A stock awards and RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.  As of December 31, Mr. Marshall held 60,000 Class A stock options and Mr. Akin held 90,000 Class A stock options.  Neither Mr. Underwood nor Mr. Szczepanski hold options to purchase shares of the Company’s stock.  Mr. Akin elected to receive a stock award covering 3,951 shares of Class A Common Stock and an RSU award covering 3,950 shares of Class A Common Stock in 2012 under the Deferred Compensation Plan.

(3)
There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan.  Mr. Akin is the only nonemployee director who has participated in the Deferred Compensation Plan since its inception in 2011.

(4)
These amounts reflect the incremental cost of personal use of a Company-owned vehicle during 2012 for Messrs. Marshall, Akin, Underwood and Szczepanski, which is equal to the depreciation expense recognized by the Company for the automobile in 2012.  Additionally, nonemployee directors received automobile insurance under the Company’s fleet insurance policy during 2012.  Because the Company did not incur any incremental costs in providing the insurance, no value is attributed to the nonemployee directors for this perquisite in the table.

(5)
Only nonemployee directors are eligible to receive compensation for their service as a director of the Company.  Accordingly, W. Marvin Rush, the Company’s Chairman, and W.M. “Rusty” Rush, the Company’s President and Chief Executive Officer, are not entitled to any director compensation.  See the 2012 Summary Compensation Table for a discussion of W. Marvin Rush’s and W.M. “Rusty” Rush’s 2012 compensation.

  PROPOSAL 2

  RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the annual meeting.  E&Y has served as the Company’s independent public accounting firm for the fiscal years 2000 through 2012 and is considered by management of the Company to be well qualified.  If the shareholders do not ratify the appointment of E&Y, the Audit Committee may reconsider their appointment.

Representatives of E&Y are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they desire to do so and we expect them to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

Audit Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such Acts.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements.  The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has completed the following:

•	Reviewed and discussed the audited financial statements with management;

•
Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) on Rule 3200T; and

•
Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form
10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Audit Committee of the Board of Directors

Thomas A. Akin, Chair
Harold D. Marshall
James C. Underwood
Gerald R. Szczepanski

Audit and Non-Audit Fees

The Audit Committee has a policy that provides for preapproval of audit, audit-related and non-audit services performed by the independent registered public accounting firm to ensure that the provision of non-audit services do not impair the independent registered public accounting firm’s independence.  The Audit Committee will annually review and preapprove services (“General Preapproval”) that may be provided by the independent auditors without specific approval from the Audit Committee at the time such services are actually performed.  Unless a type of service to be provided by the independent auditors receives General Preapproval, it requires specific approval of the Audit Committee before the independent auditors may commence such services.  Any services that would exceed preapproved cost levels under the General Preapproval would similarly require specific approval of the Audit Committee before being performed at the higher cost level.

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2011, and December 31, 2012, and fees billed for other services rendered by E&Y during those periods.  All of the fees presented below were approved by the Audit Committee.

Type of Fees	2011	2012
Audit Fees(1)	$420,000	$430,000
Audit-related Fees(2)	—	—
Tax Fees(3)	168,250	239,950
All Other Fees(4)	—	—
Total	$588,250	$669,950

(1)
Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2011 and 2012, the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2011 and 2012, and fees related to the audits of the Company’s internal control over financial reporting.

(2)	There were no additional audit-related fees for professional services rendered by E&Y in 2011 and 2012 that are not reported under “Audit Fees.”

(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.

(4)	There are no fees for products and services rendered by E&Y in 2011 and 2012 other than the services reported under “Audit Fees” and “Tax Fees.”

The Audit Committee has considered whether the non-audit services provided by E&Y, including the services rendered in connection with tax compliance and reporting, were compatible with maintaining E&Y’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of E&Y as the Company’s independent registered public accounting firm.

FURTHER INFORMATION

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR BOARD OF DIRECTORS

Set forth below is information with respect to each director, executive officer and director nominee of the Company as of April 1, 2013.

Name	Age	Position
W. Marvin Rush	74	Chairman and Director
W.M. “Rusty” Rush	54	President, Chief Executive Officer and Director
Martin A. Naegelin, Jr.	49	Executive Vice President
David C. Orf	63	Senior Vice President – Marketing, Fleets and Specialized Equipment
Steven L. Keller	43	Senior Vice President, Chief Financial Officer and Treasurer
James E. Thor	55	Senior Vice President – Retail Sales
Richard J. Ryan	45	Senior Vice President – Navistar Dealerships
Corey H. Lowe	37	Senior Vice President – Peterbilt Dealerships
Michael J. McRoberts	54	Senior Vice President – Dealer Operations
Scott Anderson	55	Senior Vice President – Finance and Insurance
Derrek Weaver	40	Senior Vice President, General Counsel and Corporate Secretary
Richard “Dick” Hall	74	Vice President – Insurance
James C. Underwood	69	Director
Harold D. Marshall	77	Director
Thomas A. Akin	58	Director
Gerald R. Szczepanski	64	Director

W. Marvin Rush founded the Company in 1965.  He served as President from its inception until November 1995 when he began his service as Chairman of the Board of Directors and Chief Executive Officer of the Company.  In 2006, he resigned his position as Chief Executive Officer but continues to serve as Chairman of the Board.  W. Marvin Rush was named North American Peterbilt Dealer of the Year in1993, 1994, 2000 and 2001, and was named American Truck Dealers’ Dealer of the Year in 2008.  He currently serves on the Texas Department of Motor Vehicles Board.

The Board concluded that W. Marvin Rush should serve as a director of the Company in part due to the fact that he is the Company’s founder, which brings a great depth of Company and industry knowledge to the Board.

W.M. “Rusty” Rush has served as President of the Company since 1995 and Chief Executive Officer of the Company since 2006.  He has overseen all day-to-day operations of the Company since 2001, when he was named the Company’s Chief Operating Officer.  W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company.

The Board concluded that W.M. “Rusty” Rush’s years of experience at the Company in a variety of functions with increasing responsibility have provided him with an in-depth understanding of the operations of the Company’s businesses and given him insight into the Company’s strategic direction and leadership selection.  As President and Chief Executive Officer, W.M. “Rusty” Rush is uniquely able to advise the Board on the opportunities and challenges of managing the Company, as well as its day-to-day operations and risks.

Martin A. Naegelin, Jr. has served as Executive Vice President of the Company since March 2007.  He served as Vice President and Chief Financial Officer of the Company from January 1997 to March 2007.  Mr. Naegelin was promoted to Senior Vice President in December 2001 and was named Secretary and Treasurer of the Company.  Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc.  Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

David C. Orf has served as Senior Vice President of Marketing, Fleets and Specialized Equipment Sales of the Company since 1996.  Mr. Orf was the general manager of the Company’s Houston, Texas, facilities from 1993 until 1996.  Prior to joining the Company, Mr. Orf served as the southeast regional manager of Peterbilt Motors Company.

Steven L. Keller has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since April 2011.  In March 2007, Mr. Keller was promoted to Vice President, Chief Financial Officer and Treasurer of the Company after being intimately involved in the Company's finance and accounting functions since 1997, with responsibility for financial analysis and planning, business acquisitions, SEC reporting, investor relations and corporate taxes. Prior to joining the Company, Mr. Keller, a Certified Public Accountant, worked in the San Antonio office of Ernst & Young LLP and obtained a Bachelor of Business Administration in Accounting from St. Mary's University in San Antonio, Texas.

James E. Thor has served as the Senior Vice President of Retail Sales of the Company since June 2004.  Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company.  In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Richard J. Ryan has served as Senior Vice President – Navistar Dealerships since May 2010.  Mr. Ryan served as the Company’s Regional General Manager of the Colorado Region from 2006 until 2010, and General Manager of the Denver location from 2004 to 2006.  Prior to joining the Company, Mr. Ryan was the President of American Cargo L.L.C., a truck body manufacturing company.  Mr. Ryan has over 20 years of experience in the commercial truck industry.  Mr. Ryan has a Bachelor of Business Administration degree from Michigan State University.

Corey H. Lowe was appointed Senior Vice President – Peterbilt Dealerships in May 2011.  Mr. Lowe is responsible for operations of the dealerships in the Company’s Peterbilt Division.  Mr. Lowe served as Regional Manager for the Company’s North Texas, Oklahoma and Nashville, Tennessee dealerships since August 2008, Regional Manager for the Company’s Oklahoma dealerships from 2006 to 2008 and General Manager of the Company’s Oklahoma City dealership from 2003 to 2006.  Mr. Lowe joined the Company in 1998 after he received a Bachelor of Science in Financial Management from Abilene Christian University.

Michael J. McRoberts appointed Senior Vice President - Dealer Operations in March 2013. Mr. McRoberts joined the company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. Mr. McRoberts served as the Vice President – General Manager and Chief Operating Office for the Scully Companies, a regional full service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts background also includes 13 years’ experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President. Mr. McRoberts has a Bachelor of Science in accounting from Southern Illinois University.

Scott Anderson has served as Senior Vice President of Finance and Insurance of the Company since 2005 and was promoted to Senior Vice President in February 2006.  Prior to joining the Company, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004.  Mr. Anderson has over 25 years of experience in the commercial equipment finance industry.

Derrek Weaver has served as Senior Vice President, General Counsel and Corporate Secretary of the Company since April 2011.  Mr. Weaver previously served as Vice President of Legal Affairs and Chief Compliance Officer from February 2005 until he was named Vice President and General Counsel of the Company in April 2010. Mr. Weaver has served as Corporate Secretary of the Company since February 2006.  Mr. Weaver is responsible for overseeing all legal matters pertaining to the Company, including general corporate compliance and governance matters, acquisitions and dispute resolution.  Mr. Weaver received a Bachelor of Science in Mechanical Engineering from the University of Colorado at Boulder and a Doctor of Jurisprudence from the Texas Tech University School of Law.

Richard “Dick” Hall has served as Vice President of Associated Acceptance, Inc., the Company’s insurance agency affiliate, since December 1992, when he joined the Company.  Mr. Hall was promoted to Vice President of the Company in 2003.  Prior to joining the Company, Mr. Hall worked for eight years as President and Director of Municipal Insurance Company of America, Elgin, Illinois, 15 years as President and Director of Northland Insurance Agency, Inc., a bank holding company in Chicago, Illinois, and he owned and operated an insurance school in San Antonio, Texas, for six years.

James C. Underwood was appointed to the Board of Directors on February 21, 2008.  Mr. Underwood is a career veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors.  In September 2000, Mr. Underwood became President and COO of General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States.  Mr. Underwood served as Vice Chairman of Isuzu Commercial Truck of America, Inc. from 2007 until his retirement on February 29, 2008.

The Board of Directors concluded that Mr. Underwood should serve as a director of the Company because of his extensive commercial truck experience combined with his ability to provide a manufacturer’s perspective of various issues that are critical to the Company’s ability to meet its strategic goals.

Harold D. Marshall has served as a director of the Company since February 1999.  Mr. Marshall served as President, Chief Operating Officer and a director of Associates First Capital Corp., a diversified financial services company, from May 1996 until his retirement in March 1999.  Mr. Marshall joined Associates First Capital Corp. in 1961 and organized its Transportation Division in 1974.  Mr. Marshall served as Vice Chairman of the American Trucking Association, Trustee of the American Trucking Association Foundation, and as a Trustee on the Board of Trustees of the Dallas Museum of Art.  Mr. Marshall currently serves as Trustee Emeritus of the Hudson Institute Board of Trustees.  Mr. Marshall served as a director of Overnite Corp. from November 19, 2003, until Overnite Corp. was acquired by United Parcel Service, Inc. on August 5, 2005.

The Board of Directors concluded that Mr. Marshall should serve as a director of the Company because of his knowledge of the commercial trucking industry and years of experience serving as an executive officer and director of public companies.

Thomas A. Akin has served as a director of the Company since August 2004.  Mr. Akin worked in the audit department of E&Y from 1976 until 1989 and has served as the director of the audit department of Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas, since 1991.  Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit of companies registered with the SEC.

The Board of Directors concluded that Mr. Akin should serve as a director of the Company because of his financial reporting expertise.

Gerald R. Szczepanski has served as a director of the Company since October 2008.  Mr. Szczepanski was the co-founder and former Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded, specialty retailer of casual clothing and accessories for teenagers.  On February 3, 2004, Gadzooks, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 04-31486-11).  Mr. Szczepanski is a director, Chair of the Compensation Committee and a member of the Audit Committee of GameStop Corp.

The Board of Directors concluded that Mr. Szczepanski should serve as a director of the Company because his knowledge of the operations of multi-point retail establishments and years of experience serving as the chief executive officer and director of public companies will provide the Board of Directors with perspectives on issues that the Company expects to face as it continues to expand its network of dealerships.

All directors of the Company hold office until the next Annual Meeting of Shareholders and the election and qualification of their successors.  Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed and until his earlier resignation or removal in accordance with applicable law.  W.M. “Rusty” Rush is the son of W. Marvin Rush.  There are no other family relationships among the executive officers and directors of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides information regarding our executive compensation program in 2012 for the following executive officers of the Company (collectively, the “named executive officers”):

•	W.M. “Rusty” Rush, our President and Chief Executive Officer;

•	Steven L. Keller, our Senior Vice President, Chief Financial Officer and Treasurer;

•	W. Marvin Rush, our Chairman of the Board;

•	Martin A. Naegelin, Jr., our Executive Vice President; and

•	David C. Orf, our Senior Vice President – Marketing, Fleets and Specialized Equipment.

Pursuant to the Company’s Amended and Restated Bylaws, the Chairman of the Board is an executive officer of the Company.  As an executive officer, Mr. W. Marvin Rush remains active in the Company’s business and performs a policy-making function for the Company.

Executive Summary

Fiscal 2012 was a milestone year for us as we achieved record financial performance and accomplished several strategic goals, including (i) achieving record revenue and net income, (ii) diversifying our commercial vehicle product and service offerings, and (iii) expanding our Rush Truck Centers network footprint to include 78 dealership locations-.

Throughout 2012, we delivered on our three-pronged growth strategy – to expand aftermarket capabilities, to broaden the scope of our commercial vehicle product offerings, and to extend our network of Rush Truck Centers.  Key highlights of our 2012 performance include the following:

•	Annual revenues of $3.1 billion, a 19% increase over 2011;

•	Annual diluted earnings per share of $1.57, representing an 11% increase over 2011;

•	A record annual absorption rate of 116% for 2012, our highest ever;

•	Completion of strategic dealership acquisitions in Akron, Cincinnati, Cleveland, Columbus, Dayton, Findlay and Lima, Ohio; and

•	Continued expansion of our product and service offerings at existing locations.

The Compensation Committee believes that the quality, expertise and commitment of the named executive officers are critical to achieving our short-term and long-term business objectives and strategies.  To this end, a principal objective of our executive compensation program is to deliver competitive compensation that will attract, motivate and retain talented executives who can contribute to the success of our business.

Key aspects of our executive compensation program in 2012 included the following:

•
Variable or “at risk” compensation, delivered in the form of a cash performance bonus and equity incentive awards, represented approximately 49% to 68% of the named executive officers’ total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards);

•	None of the named executive officers received an increase in their base salary;

•	All of the named executive officers earned a cash performance bonus in recognition of, in part, the significant improvement in our financial performance in 2012;

•
All of the named executive officers were granted equity incentive awards, which were, except for equity incentive awards granted to W. Marvin Rush, allocated approximately 70% in stock options that vest over three years beginning on the third anniversary of the grant date and 30% in restricted stock units (RSU) awards that vest over three years beginning on the first anniversary of the grant date;

•	The named executive officers continued to adhered to our stock ownership guidelines, which are intended to promote stock ownership and align the executives’ interests with those of our shareholders;

•
Our Executive Transition Plan, in which the named executive officers participate, employs a double-trigger change in control termination provision.  For a further description of this agreement, see “Severance and Change of Control Arrangements;”

•
We continued to adhere to our policy that prohibits excise tax gross-up payments in any future change in control arrangements with executive officers, unless the arrangement is approved by our shareholders; and

•
We continued to enforce our hedging policy that prohibits our directors, executive officers and certain other key employees from trading in options or any Rush Enterprises, Inc. stock derivatives or otherwise profiting from short-term speculative swings in the value of Rush Enterprises, Inc. common stock.

The Compensation Committee believes that our 2012 executive compensation program is strongly aligned with pay-for-performance principles.  Specifically, a significant percentage of the named executive officers’ compensation that was granted in 2012 was “at-risk,” as the following graphs illustrate:

2012 Total Direct Compensation
CEO	Other Named Executive Officers (Average)

Base Salary	Cash Performance Bonus	Stock Options	RSU Awards

Shareholder Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting of Shareholders.  While this vote was not binding on the Compensation Committee, the Board of Directors or us, the Compensation Committee values the opinions of our shareholders on executive compensation matters.  Based upon the Inspector of Election’s report, the advisory vote on executive compensation received the favorable support of 91% of the votes cast thereon.  The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation program were necessary solely as a result of the advisory vote.

In response to the majority of the votes cast for an advisory vote on executive compensation every three years at our 2011 Annual Meeting of Shareholders, we have determined that the advisory vote on executive compensation will be conducted every three years, until we hold the next advisory vote on the frequency of advisory votes on executive compensation.  We will conduct our next advisory vote on executive compensation at our 2014 Annual Meeting of Shareholders.

Compensation Objectives

Our executive compensation program is designed to accomplish the following objectives:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain talented executives who contribute to the success of our business;

•	Reward executives when we perform well financially, while not encouraging executives to take unnecessary risks that could threaten our long-term sustainability; and

•	Align executives’ interests with those of our shareholders.

As further discussed below, in 2012 the Compensation Committee reviewed and considered competitive pay information derived from its independent compensation consultant, prior to approving the named executive officers’ individual pay components to help ensure such compensation was competitive in our marketplace for executive talent.  Furthermore, a significant portion of the named executive officers’ 2012 total direct compensation (base salary, cash performance bonus and equity incentive awards)—approximately 49% to 68%—was “at risk” compensation, delivered in the form of a cash performance bonus and equity incentive awards.  The Compensation Committee designed the cash performance bonus and equity incentive awards with the intention that such awards would focus the named executive officers on achieving our short-term business objectives and strategies and align their interests with our shareholders, as applicable.

Compensation Setting Process

The Compensation Committee approves all compensation decisions for the named executive officers, including base salaries, cash performance bonuses, and equity incentive awards.  The Compensation Committee aims to structure executive compensation in a manner that achieves the compensation objectives described above.  In approving executive compensation from year to year, the Compensation Committee reviews and considers, among other things:

•	Our financial and operating performance;

•	The roles and responsibilities of the named executive officers;

•	Evaluations of the named executive officers’ performance;

•	Competitive pay information;

•	Historical compensation levels; and

•	Recommendations by our Chairman of the Board and Chief Executive Officer.

While the named executive officers’ compensation can be impacted by individual performance as noted above, the assessment of the named executive officers’ individual performance by the Compensation Committee, W. Marvin Rush and W.M. “Rusty” Rush is a subjective assessment of accomplishment and contribution to the Company, and is not based upon quantitative performance measures.  The Compensation Committee believes that basing individual performance on quantitative performance measures raises the risks that individuals will take inappropriate risks to achieve such performance goals without appropriate consideration of the best interests of the Company and our shareholders.  The Compensation Committee believes its approach to evaluating individual performance and contribution to the Company provides a balanced relationship between pay-for-performance and appropriate risk management, and fosters team cohesiveness.

In approving 2012 executive compensation, the Compensation Committee reviewed tally sheets for each named executive officer, which were prepared by management.  The tally sheets set forth the base salary, cash performance bonus, total cash compensation, number of stock option awards, and number of RSU awards for each of our executive officers, including the named executive officers, for 2012.  The Compensation Committee used the tally sheets as a reference point to ensure its members understood the individual pay levels of the named executive officers.  In 2012, the Compensation Committee did not increase or decrease the named executive officers’ compensation as a result of its review of the tally sheets.

Role of Executive Officers in Compensation Decisions

Our executive officers, including the Chairman and the Chief Executive Officer, regularly attend Compensation Committee meetings and, upon the Compensation Committee’s request, provide compensation and other related information to the Compensation Committee.

For 2012, W. Marvin Rush and W.M. “Rusty” Rush both attended Compensation Committee meetings but were not present during the Compensation Committee’s discussions and approval of their own compensation nor did they attend executive sessions of the Compensation Committee.

Specifically, W. Marvin Rush and W.M. “Rusty” Rush (i) formulated recommendations on matters of compensation philosophy, objectives, and design; (ii) provided an overview of our financial and operating performance; and (iii) provided the results of their annual performance evaluation of the other named executive officers.

W. Marvin Rush and W.M. “Rusty” Rush discussed with the Compensation Committee the following individual performance considerations that impacted their compensation recommendations for 2012:

•
Steven L. Keller. Mr. Keller, as our Senior Vice President, Chief Financial Officer and Treasurer, is responsible for the financial management of the Company and evaluating and managing all aspects of accounting, auditing, treasury, and tax.  Over the last several years, Mr. Keller’s financial leadership has been critical to maintaining a strong balance sheet and managing our financial position.  Additionally, Mr. Keller has performed an important role in our strategic and corporate development initiatives over the past several years, including multiple acquisitions in 2011 and 2012.

•
Martin A. Naegelin, Jr. Mr. Naegelin, as our Executive Vice President, is responsible for all administrative functions of the Company.  In 2012, Mr. Naegelin provided key support and coordination for all administrative aspects of our major corporate initiatives, including the implementation of our new SAP dealer management system and the integration of strategic acquisitions completed in recent years.

•
David C. Orf. Mr. Orf, as our Senior Vice President–Marketing, Fleets and Specialized Equipment, is responsible for new truck sales related to fleets and specialized equipment at the Company’s dealerships.  In 2012, Mr. Orf demonstrated strong management skills in continuing the strategic focus of growing sales related to fleets and specialized vocational markets, while maximizing the sales departments’ efficiency through budgeting, business planning, and evaluation and training of personnel.  Specifically, Mr. Orf was attributed with coordinating truck sales to several of our largest fleet customers in 2012.

Based on their performance evaluations of the other named executive officers and one or more of the other factors set forth above under “Compensation Setting Process,” W. Marvin Rush and W.M. “Rusty” Rush made a joint recommendation to the Compensation Committee regarding the base salary levels, the amount of the cash performance bonus, and the form and amount of the equity incentive awards granted to the other named executive officers for 2012.

W. Marvin Rush and W.M. “Rusty” Rush did not use any formula in determining their compensation recommendations.  The Compensation Committee has complete discretion to approve, disapprove, or alter W. Marvin Rush’s and W.M. “Rusty” Rush’s compensation recommendations.

In 2012, the Compensation Committee accepted, without modification, the recommendations of W. Marvin Rush and W.M. “Rusty” Rush regarding the other named executive officers’ base salary, the amount of their cash performance bonus, and the form and amount of their equity incentive awards.  The entire Board of Directors ratified the individual pay components, as well as the total direct compensation, of the named executive officers in 2012.

The Chairman of the Board and Chief Executive Officer’s Compensation

The Compensation Committee conducts an annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer.  Based on the Chairman of the Board’s and Chief Executive Officer’s performance as further discussed below and one or more of the other factors set forth above under “Compensation Setting Process,” the Compensation Committee approved their base salary, cash performance bonus, and equity incentive awards.

Chairman of the Board

In 2012, as our founder, W. Marvin Rush provided valuable support to the executive management team by maintaining key relationships with customers and manufacturers and representing the Company to the community.

The Compensation Committee approved W. Marvin Rush’s individual pay components based upon its subjective evaluation of his role and responsibilities within the Company (including the unique contributions he makes to the Company as its founder) and the Company’s financial and operating performance.  W. Marvin Rush has guided us for more than 47 years and his experience and industry relationships are invaluable to the Company.

Chief Executive Officer

In 2012, as our Chief Executive Officer, W.M. “Rusty” Rush managed our day-to-day operations, including ensuring the effective implementation of corporate strategy and ensuring financial and operational objectives were attained.

The Compensation Committee approved W.M. “Rusty” Rush’s individual pay components based upon its subjective evaluation of his role and responsibilities within the Company, the Company’s financial and operating performance, and his personal contributions to the Company in 2012, including negotiating a significant acquisition, assisting with the integration of acquired dealerships into our operations, and leading efforts to expand our parts and service offerings beyond those traditionally offered by other commercial vehicle dealerships.

Role of Compensation Consultant in Compensation Decisions

Generally, the Compensation Committee engages a compensation consultant every two years to conduct an assessment of our executive compensation program.  Since 2007, Longnecker & Associates (“Longnecker”) has served as the Compensation Committee’s independent compensation consultant.  The Compensation Committee did not engage a compensation consultant in 2012, but instead relied on Longnecker’s 2011 assessment and Longnecker’s 2013 assessment as further described below.

In February 2011 and January 2013, the Compensation Committee engaged Longnecker, an independent compensation consultant, to:

•	Assess the composition of our custom peer group;

•
Review the named executive officers’ then individual pay components: base salary, total cash compensation (i.e., base salary plus cash performance bonus), equity incentive awards, and total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards); and

•	Assess the competitiveness of the named executive officers’ then current pay levels.

With respect to our 2012 executive compensation program, the Compensation Committee relied on, in part, (i) Longnecker’s 2011 assessment in evaluating and determining the named executive officers’ 2012 base salary and 2012 equity incentive awards and (ii) Longnecker’s 2013 assessment in evaluating and determining the named executive officers’ 2012 cash performance bonus amounts, which were made in March 2013, and the named executive officers’ 2012 total cash compensation and total direct compensation.

The Compensation Committee has established procedures that are intended to maintain Longnecker’s independence.  These procedures include a direct reporting relationship of Longnecker to the Compensation Committee.  With the consent of the Chairman of the Compensation Committee, Longnecker may contact our executive officers, including the named executive officers, for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the named executive officers also receive.

In 2011, 2012 and through April 2013, Longnecker did not provide any services to us, or receive any payments from us, other than in its capacity as a consultant to the Compensation Committee.  The Compensation Committee has assessed whether the services provided by Longnecker in 2013 raised any conflicts of interest pursuant to the SEC rules, and has concluded that no such conflicts of interest existed.

Peer Analysis

As indicated above, one of the factors that the Compensation Committee considers in setting the named executive officers’ compensation is competitive pay information.  In February 2011 and January 2013, Longnecker derived certain competitive pay information from a custom peer group and certain survey data as further discussed below.

The 2011 custom peer group was composed of the following 14 companies:

• Accuride Corp	• Group 1 Automotive Inc.
• Asbury Automotive Group Inc.	• Interline Brands, Inc.
• Beacon Roofing Supply Inc.	• Lithia Motors Inc.
• Briggs & Stratton Corporation	• NACCO Industries Inc.
• Brightpoint Inc.	• The Pep Boys, Manny, Moe & Jack
• Commercial Vehicle Group Inc.	• ScanSource Inc.
• H&E Equipment Services Inc.	• Standard Motor Products Inc.

The above peer companies were approved by the Compensation Committee based upon their annual revenues (roughly .37x to 3.65x our revenues) and assets (roughly .26x to 1.73x our assets) as of December 31, 2009 and their market capitalization (roughly .43x to 1.47x our market cap) as of January 17, 2011.  At the time of Longnecker’s 2011 evaluation, the Compensation Committee believed the 2011 custom peer group composition reflected, in part, our competitors for employee talent.

However, as a result of our continued growth in 2011 and 2012, the Compensation Committee approved certain changes in the composition of the custom peer group in connection with Longnecker’s 2013 assessment.  The 2013 customer peer group was composed of the following 16 companies:

• Accuride Corp	• Hub Group Inc.
• Allison Transmission Holdings Inc.	• Landstar System Inc.
• Asbury Automotive Group Inc.	• Lithia Motors Inc.
• Briggs & Stratton Corporation	• NACCO Industries Inc.
• Commercial Vehicle Group Inc.	• The Pep Boys, Manny, Moe & Jack
• Con-Way Inc.	• Standard Motor Products Inc.
• Group 1 Automotive Inc.	• Swift Transportation Company
• H&E Equipment Services Inc.	• Westinghouse Air Brake Tech.

The above peer companies were approved by the Compensation Committee based upon their annual revenues (roughly .26x to 2.29x our revenues), assets (roughly .25x to 2.68x our assets), and market capitalization (roughly .28x to 5.41x our market cap) as of November 1, 2012.  As reflected in the above tables, the changes in the composition of the 2013 peer group included the deletion of Beacon Roofing Supply Inc., BrightPoint Inc. (acquired and no longer publicly traded), Interline Brands Inc. (acquired and no longer publicly traded) and ScanSource Inc. and the addition of Allison Transmission Holdings Inc., Con-Way Inc., Hub Group Inc., Landstar System Inc., Swift Transportation Company and Westinghouse Air Brake Tech. The Compensation Committee believes the 2013 custom peer group composition reflects our continued growth, competitors for employee talent, and a better tool for evaluating executive compensation.

The Compensation Committee elected not to use the peer group utilized in our stock performance graph for purposes of assessing executive compensation, as the Compensation Committee believes the above companies better represent our competitors for employee talent.

In addition to the 2011 custom peer group, Longnecker derived the 2011 competitive pay information, in part, from published survey data from the following sources:

•	Economic Research Institute, 2011 ERI Executive Compensation Assessor;

•	Towers Watson, 2010/2011 Top Management Compensation–Compensation Calculator;

•	Mercer, Inc. 2010 US Executive Benchmark; and

•	WorldatWork, 2010/2011 Total Salary Increase Budget Survey.

In addition to the 2013 custom peer group, Longnecker derived the 2013 competitive pay information, in part, from published survey data from the following sources:

•	Economic Research Institute, 2013 ERI Executive Compensation Assessor;

•	Towers Watson, 2012/2013 Top Management Compensation;

•	Mercer, Inc. 2012 US General Benchmark Survey;

•	Kenexa, 2012 CompAnalyst; and

•	WorldatWork, 2012/2013 Total Salary Increase Budget Survey.

As part of Longnecker’s 2011 assessment and 2013 assessment, it developed, by subjectively prioritizing the data derived from the respective custom peer group and the respective industry survey data (where it deemed appropriate), a “market consensus” for each named executive officer’s base salary, target total cash compensation, target equity incentive awards and total direct compensation for the respective year.

With respect to our 2012 executive compensation program, the Compensation Committee made the following determinations using the competitive pay information derived by Longnecker as following:

•
Messrs. W.M. “Rusty” Rush’s, W. Marvin Rush’s, and Orf’s 2012 base salary fell above the 75th percentile, Mr. Naegelin’s 2012 base salary fell between the 50th and 75th percentiles, and Mr. Keller’s 2012 base salary fell slightly below the 25th percentile, of the 2011 competitive pay information derived by Longnecker as part of its 2011 assessment;

•
Mr. W.M. “Rusty” Rush’s 2012 total cash compensation (base salary and cash performance bonus) fell above the 75th percentile, Messrs. W. Marvin Rush’s, Naegelin’s and Orf’s 2012 total cash compensation fell between the 50th and 75th percentiles, and Mr. Keller’s 2012 total cash compensation fell below the 50th percentile, of the 2013 competitive pay information derived by Longnecker as part of its 2013 assessment;

•
Mr. W.M. “Rusty Rush’s 2012 equity incentive awards fell slightly below the 75th percentile, Messrs. Keller’s and Naegelin’s 2012 equity incentive awards fell between the 50th and the 75th percentiles, Messrs. W. Marvin Rush’s and Orf’s 2012 equity incentive awards fell above the 75th percentile, of the 2011 competitive pay information derived by Longnecker as part of its 2011 assessment; and

•
Messrs. W.M. “Rusty” Rush’s, Naegelin’s and Orf’s 2012 total direct compensation (i.e., base salary, cash performance bonus and equity incentive awards) fell between the 50th and 75th percentiles and Messrs. W. Marvin Rush’s and Keller’s 2012 total direct compensation fell between the 25th and 50th percentiles, of the 2013 competitive pay information derived by Longnecker as part of its 2013 assessment.

Based upon the above findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of the named executive officers in 2012 was competitive with the pay practices of the respective custom peer group and the respective industry survey data, as applicable.

Notwithstanding the above, the Compensation Committee does not target any individual pay component to fall within a specific range or percentile of the competitive pay information. The competitive pay information is only one of a number of factors used by the Compensation Committee in setting executive compensation. Consequently, each named executive officer’s individual pay components and total direct compensation may be below, at, or above the 50th percentile or the 75th percentile of the competitive pay information.  The Compensation Committee approves individual pay components and total direct compensation levels based upon its subjective judgment and discretion as to the overall fairness and competitiveness of the named executive officers’ compensation.  Longnecker’s competitive pay information provided the Compensation Committee a basic framework from which to make determinations with regard to the named executive officers’ 2012 individual pay components and total direct compensation, as well as to assist it in determining whether such compensation levels accomplish the objectives of the executive compensation program in 2012.

Compensation Program Components

Our 2012 executive compensation program is comprised of the following four primary components:

•	Base salary;

•	Cash performance bonuses;

•	Equity incentive awards; and

•	Employee benefits and other perquisites.

We do not have a specific policy, practice, or formula regarding the allocation of total compensation between (i) base salary and equity incentive awards, (ii) cash performance bonus and equity incentive awards, or (iii) total cash compensation and equity incentive awards.

Each of the named executive officers is a participant in our Executive Transition Plan.  For a further description of the benefits afforded to the named executive officers under the Executive Transition Plan, please refer to the “Severance and Change of Control Arrangements” section set forth below.

Base Salary

We provide the named executive officers with a base level of monthly income for the expertise, skills, knowledge, and experience they offer to our management team.  The Compensation Committee believes that competitive levels of base salary are necessary for the motivation and retention of the named executive officers.

The named executive officers’ base salaries at the end of 2011 and 2012 were as follows:

Named Executive Officer	Base Salary as of December 31, 2011	Base Salary as of December 31, 2012	Percentage Change

W.M. “Rusty” Rush, President and Chief Executive Officer	$1,100,016	$1,100,016	–
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	$324,000	$324,000	–
W. Marvin Rush, Chairman	$1,000,008	$1,000,008	–
Martin A. Naegelin, Jr., Executive Vice President	$417,600	$417,600	–
David C. Orf, Senior Vice President – Marketing, Fleets and Specialized Equipment	$348,000	$348,000	–

We generally only makes salary adjustments for executive officers in September of every other year and no adjustments were made to the named executive officers’ salaries in 2012.

Cash Performance Bonus

The named executive officers are eligible to earn an annual cash performance bonus based upon: (i) our “income from continuing operations before taxes” during the prior year and (ii) one or more of the following: (a) historical bonus levels, (b) the 2013 competitive pay information and (c) individual performance.  Performance bonuses are intended to focus management on increasing our “income from continuing operations before taxes” (one of our key financial objectives), as well as to provide incentives for building shareholder value.  The cash performance bonuses are traditionally paid on March 15th of the following year in which they are earned.

In 2011 and 2012, the Compensation Committee approved the following cash performance bonuses for the named executive officers:

Named Executive Officer	2011 Cash Bonus	2012 Cash Bonus	Percentage Change

W.M. “Rusty” Rush	$1,000,000	$1,500,000	50%
Steven L. Keller	$192,000	$225,000	17%
W. Marvin Rush	$430,000	$430,000	–
Martin A. Naegelin, Jr.	$249,000	$274,000	10%
David C. Orf	$216,000	$238,000	10%

The 2012 cash performance bonuses were based, in part, upon our 2012 “income from continuing operations before taxes,” as reported in our Form 10-K for the year ended December 31, 2012.  The Compensation Committee believes that “income from continuing operations before taxes” provides a direct link between an officer’s compensation and our financial performance, causing the officers’ compensation to fluctuate with our financial performance.  Our income from continuing operations before taxes increased to $101.2 million, or 12%, for the 2012 fiscal year, as compared to $90.2 million for the 2011 fiscal year.

Traditionally, cash performance bonuses are increased or decreased by a discretionary percentage that is less than the actual percentage that income from continuing operations before taxes increased or decreased from the prior fiscal year.  In determining the amount of the 2012 cash performance bonuses, the Compensation Committee also considered the 2013 competitive pay information derived by Longnecker and approved bonus amounts that it subjectively determined appropriate to maintain the competitiveness of the named executive officers’ total cash compensation (i.e., base salary plus the cash performance bonus).

As a result of our income from continuing operations before taxes increasing by 12% in 2012 (as compared to 2011), the Compensation Committee subjectively increased the amount of cash performance bonuses for each of Messrs. W. Marvin Rush, Naegelin and Orf by 10%, 10% and 0%, respectively, in 2012.  Mr. W.M “Rusty” Rush’s cash performance bonus was increased 50% in 2012 to reflect his role in identifying and negotiating with acquisition candidates, his role in establishing and maintaining relationships with senior management of the manufacturers the Company represents and leading efforts to expand our parts and service offerings beyond those traditionally offered by other commercial vehicle dealerships.  Mr. Keller’s cash performance bonus was increased by 17% to increase the competitiveness of his total cash compensation (i.e., base salary and cash performance bonus) in 2012.

The 2012 cash performance bonuses were not based upon a formula-driven framework or specific benchmark percentiles.  Instead, the amount of the bonuses was based upon the Compensation Committee’s subjective judgment and discretion as to the overall competitiveness of the named executive officers’ total cash compensation.  Nevertheless, these decisions were taken, as in the past, within the framework of the Compensation Committee’s overall objective of linking the named executive officer’s performance bonus to the increase in our “income from continuing operations before taxes.”  The following graph illustrates how the then named executive officers’ aggregate cash performance bonuses in 2008, 2009, 2010, 2011 and 2012 compared to our income from continuing operations before taxes for the respective fiscal years.

Equity Incentive Awards

The Compensation Committee annually grants equity incentive awards to key employees, including the named executive officers, to (i) allow such employees to participate in our profitability and long-term growth, (ii) maximize retention leverage, and (iii) align such employees’ interests with those of our shareholders.  Equity incentive awards are typically awarded on March 15th of each year.  The Compensation Committee administers the 2007 Long-Term Incentive Plan, which includes, without limitation, selecting award recipients, determining the type of awards to be granted, fixing the terms and conditions of awards, and interpreting the provisions of the 2007 Long-Term Incentive Plan.

Beginning in 2008, the Compensation Committee annually granted a combination of restricted stock awards and stock options to our key employees, including the named executive officers.  However, in 2011, the Compensation Committee began granting our key employees RSU awards in lieu of restricted stock awards to provide them more flexible tax planning options, as further described below.

In 2012, the Compensation Committee subjectively allocated approximately 70% of the total value of each named executive officer’s 2012 equity incentive awards to stock options and approximately 30% to RSU awards, which was consistent with the 2008, 2009, 2010 and 2011 allocations of stock options and restricted stock awards.  The Compensation Committee does not have a formal policy with respect to allocating the annual equity incentive awards between stock options and RSU awards.

Under the terms of the 2007 Long-Term Incentive Plan, the Compensation Committee may grant equity incentive awards for shares of the Company’s Class A and Class B Common Stock.  Each share of Class B Common Stock is entitled to one vote per share and each share of Class A Common Stock is entitled to 1/20th of one vote per share.  Since 2005, the Company has granted equity incentive awards for Class A Common Stock in lieu of Class B Common Stock.  However, in 2013, the Compensation Committee granted RSU awards covering Class B Common Stock, in lieu of Class A Common Stock, in order to help ensure select members of management maintain the requisite voting control of the Company’s capital stock as required by the Company’s dealership agreements with Peterbilt Motors Company, as further discussed in our public filings with the SEC.  The Compensation Committee retains discretion to continue to grant equity incentive awards for Class B Common Stock in the future.

Equity incentive awards are granted at fair market value on the date of grant.  Fair market value is internally defined as the closing market price on the grant date of the respective class of the Company’s Common Stock as quoted on the NASDAQ® Global Select Market.  All equity incentive awards that have been granted to our directors and employees, including the named executive officers, have been reflected in the Company’s consolidated financial statements in accordance with the applicable accounting guidance contained in ASC 718.  Generally, stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years.  RSU awards generally vest in one-third increments beginning on the first anniversary of the grant date.  The vesting schedules of the equity incentive awards and term of stock options were strategically chosen to be competitive and enhance the Company’s retention efforts.

In 2011 and 2012, the Compensation Committee approved the following Class A stock options and RSU awards to the named executive officers:

Named Executive Officer	2011 Options (#)	2011 RSUs (#)	Aggregate Grant Date Fair Value of 2011 Equity Awards ($)(1)	2012 Options (#)	2012 RSUs (#)	Aggregate Grant Date Fair Value of 2012 Equity Awards ($)(1)	Percentage Change (2)

W.M. “Rusty” Rush	75,000	15,000	932,400	75,000	15,000	1,173,758	26%
Steven L. Keller	20,000	4,000	248,640	20,000	4,000	313,002	26%
W. Marvin Rush	60,000	12,000	745,920	–	33,000	774,840	4%
Martin A. Naegelin, Jr.	30,000	6,000	372,960	30,000	6,000	469,503	26%
David C. Orf	21,450	4,290	266,667	21,450	4,290	335,694	26%

(1)
The amounts reflect the aggregate grant date fair value of the respective equity awards granted in 2012 and 2011, as applicable, computed in accordance with ASC 718, except no assumptions for forfeitures were included.  A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2012 Annual Report on Form 10-K filed with the SEC on March 15, 2013.

(2)	Amounts reflect the percentage change in the aggregate grant date fair value of the equity awards in 2012, as compared to 2011.

In determining the amount of equity incentive awards to grant the named executive officers for 2012, the Compensation Committee considered the following factors:

•	The value of equity incentive awards granted in prior years; and

•	The 2011 competitive pay information derived by Longnecker.

In general, the 2012 equity awards of the named executive officers, other than Mr. W. Marvin Rush, were increased in 2012 so that a larger percentage of their total direct compensation was allocated to equity awards.

The amount of the 2012 equity incentive awards was not based upon a formula-driven framework or specific benchmark percentiles, nor does the Compensation Committee have a specific policy, practice, or formula regarding the allocation of total direct compensation to equity awards.  Instead, the amount of equity awards were based upon the Compensation Committee’s subjective judgment and discretion as to (i) the competitiveness of the named executive officers’ equity incentive awards and total direct compensation for 2012 and (ii) appropriate levels of retention incentives.

As discussed above, we typically grant equity incentive awards to our employees, including the named executive officers, on March 15th of each year.  However, we may grant equity incentive awards at other times during the year for legitimate business purposes, including without limitation upon employment of new hires.  The Compensation Committee does not have a formal policy on timing equity awards in connection with the release of material nonpublic information to affect the value of compensation.  Notwithstanding the foregoing, in the event that material nonpublic information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take such information under advisement and make an assessment in its business judgment after consultation with our executives and counsel whether to delay the grant of the equity awards in order to avoid any potential impropriety.

The Board of Directors believes that executive officers should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders.  Therefore, the Board of Directors adopted stock ownership guidelines for our executive officers in 2009.  Pursuant to these guidelines, our Chairman and Chief Executive Officer are both expected to own and hold 100,000 shares of our Common Stock and our other executive officers are expected to own and hold 10,000 shares of our Common Stock within five years of the adoption of such guidelines or within five years of their appointment as an executive officer of the Company.  Until the applicable stock ownership level is achieved, an executive officer is encouraged to retain at least 25% of the net shares obtained through our stock incentive plans.  Net shares are the number of shares realized from the sale of stock options or the vesting of restricted stock and RSUs, less the number of shares the executive officer sells or has withheld to cover any exercise price and tax withholding obligations.  As of December 31, 2012, each of the named executive officers was either in compliance with or on target to meet the above stock ownership guidelines.

Employee Benefits and Other Perquisites

General

The named executive officers are eligible to participate in our flexible benefits plans that are generally available to all employees.  Under these plans, employees are entitled to medical, dental, vision, short-term and long-term disability, life insurance, and other similar benefits.  Additionally, employees are entitled to vacation, sick leave, and other paid holidays.  The Compensation Committee believes that the Company’s commitment to provide these benefits recognizes that the health and well-being of its employees contribute directly to a productive and successful work life that enhances results for the Company and our shareholders.

401(k) Plan

We maintain a 401(k) plan for all of our employees, including the named executive officers, as a source of retirement income.  Each employee who has completed 90 days of continuous service is eligible to participate in the 401(k) plan.  Employees may contribute from 1% to 50% of their total gross compensation, up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code.  However, certain higher paid employees are limited to a maximum contribution of 15% of their total gross compensation.  Between March 10, 2009, and April 1, 2010, we temporarily suspended our Company matching program under the 401(k) plan.  Over the last few years, we have gradually reinstated our matching program.  Effective January 1, 2011, for the first 10% of an employee’s contribution, we contributed an amount equal to 15% of the employees’ contributions for those employees with less than five years of service and an amount equal to 30% of the employees’ contributions for those employees with more than five years of service.  Effective February 1, 2012, for the first 10% of an employee’s contribution, we contributed an amount equal to 20% of the employees’ contributions for those employees with less than five years of service and an amount equal to 40% of the employees’ contributions for those employees with more than five years of service. This 401(k) matching policy applies to all of our employees, including the named executive officers.  For further information on the named executive officers’ participation in the 401(k) plan, please refer to the 2012 Summary Compensation Table contained in this proxy statement.

Deferred Compensation Plan

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company were eligible to participate in the Rush Enterprises, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).  Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation.  Payment of amounts deferred under the Deferred Compensation Plan is made upon the occurrence of specified payment events.  For further discussion of the Deferred Compensation Plan, see the “2012 Nonqualified Deferred Compensation Table” below.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan that allows, generally, all employees, including the named executive officers, to contribute up to 10% of their base earnings toward the semi-annual purchase of our Class A Common Stock.  An employee’s purchase price is 85% of the lesser of the closing price of the Class A Common Stock on the first business day or the last business day of the semi-annual offering period, as reported by the NASDAQ ® Global Select Market.  Employees may purchase shares having a fair market value of up to $25,000 (measured as of the first day of each semi-annual offering period) each calendar year.

Perquisites

The named executive officers also receive various perquisites, including one or more of the following:

•	Annual physical;

•	Automobile and gasoline allowances;

•	Reserved parking;

•	Long-term disability insurance; and

•	Rewards points earned from purchases made using Company credit cards.

In addition to the perquisites above, W. Marvin Rush and W.M. “Rusty” Rush are (i) provided automobile insurance under the Company’s fleet insurance policy, (ii) allowed personal use of the Company’s ranch when it is not being used for Company business, (iii) permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business, and (iv) provided term life insurance, the premiums of which are paid by the Company.  The Company also pays the premiums on (a) W. Marvin Rush’s medical, dental, and vision insurance, and the monitoring costs of his home security system and (b) W.M. “Rusty” Rush’s medical, dental and vision insurance.  The Company provides W.M. “Rusty” Rush with the use of a Company-owned automobile (in lieu of the above automobile allowance) and pays the premiums on a universal whole life insurance policy on which W.M. “Rusty” Rush is named the sole beneficiary and which covers the life of W. Marvin Rush.  Additionally, certain employees of the Company perform personal services exclusively for W. Marvin Rush.  However, the costs associated with these employees, including salaries and benefits, are deducted from W. Marvin Rush’s after-tax income each pay period.  The Compensation Committee believes that providing W. Marvin Rush and W.M. “Rusty” Rush these additional benefits provide a more tangible incentive than an equivalent amount of cash compensation.  Other named executive officers may also be permitted to use Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business.

The Compensation Committee has decided to offer the above benefits in order to attract and retain the named executive officers.  In determining the named executive officers’ total direct compensation, the Compensation Committee considers these benefits.  For further discussion of these employee benefits and other perquisites, including the methodology for computing their costs, please refer to the 2012 Summary Compensation Table.

Indemnity Agreements

We have entered into indemnity agreements with all of our directors and executive officers, including the named executive officers.  These agreements provide that we will, to the extent permitted by applicable law, indemnify the officer or director against expenses and liabilities incurred in connection with their service to us.  Additionally, the indemnity agreements require that we maintain director and officer liability insurance.

Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the Company may deduct for federal income tax purposes in any one year with respect to certain of our senior executives.  However, compensation that is performance-based is excluded from this $1,000,000 limitation and is deductible by us.

In formulating the executive compensation program, the Compensation Committee gives consideration to the anticipated tax treatment to the Company and to the named executive officers of various payments and benefits.  However, the Compensation Committee also considers other factors that, depending upon the circumstances, may outweigh tax considerations.  The Compensation Committee reserves the right to approve nondeductible compensation in the future.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
W.M. "Rusty" Rush, President and Chief Executive Officer	2012 2011 2010	1,100,016 900,016 656,032	1,500,000 1,000,000 625,000	352,200 281,100 187,500	821,558 651,300 435,000	−	164,879(6) 167,690 179,738	3,938,653 3,000,106 2,083,270
Steven L. Keller, Senior Vice President, Chief Financial Officer and Treasurer	2012 2011 2010	324,000 295,250 248,000	225,000 192,000 137,000	93,920 74,960 45,000	219,082 173,680 104,400	−	26,273(7) 26,077 16,817	888,275 761,967 551,217
W. Marvin Rush., Chairman	2012 2011 2010	1,000,008 1,000,008 933,336	430,000 430,000 307,000	774,840 224,880 150,000	− 521,040 348,000	−	251,794(8) 386,224 299,630	2,456,642 2,562,152 2,037,966
Martin A. Naegelin, Jr., Executive Vice President	2012 2011 2010	417,600 392,200 379,500	274,000 249,000 177,600	140,880 112,440 75,000	328,623 260,520 174,000	−	34,522(9) 24,221 16,682	1,195,625 1,038,381 822,782
David C. Orf Senior Vice President – Marketing, Fleets and Specialized Equipment	2012 2011 2010	348,000 326,320 315,480	238,000 216,000 154,000	100,729 80,395 53,625	234,965 186,272 124,410	−	24,772(10) 22,491 15,296	946,466 831,478 662,811

(1)
The 2012 amounts reflect cash performance bonuses paid in 2013, which were based upon 2012 performance; the 2011 amounts reflect cash performance bonuses paid in 2012, which were based upon 2011 performance; and the 2010 amounts reflect cash performance bonuses paid in 2011, which were based upon 2010 performance.

(2)
These amounts reflect the aggregate grant date fair value of the Class A RSU awards granted for 2012 and 2011, and the Class A restricted stock awards granted for 2010, computed in accordance with ASC 718 (except no assumptions for forfeitures were included).  The assumptions used in the valuation of the Class A RSU awards and Class A restricted stock awards are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2012 Annual Report on Form 10-K, filed with the SEC on March 15, 2013.  The grant date fair value of the Class A RSU awards and Class A restricted stock awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.  All Class A RSU awards and Class A restricted stock awards were granted under the 2007 Long-Term Incentive Plan.

(3)
These amounts reflect the aggregate grant date fair value of the Class A stock options granted in the respective year, computed in accordance with ASC 718 (except no assumptions for forfeitures were included).  The assumptions used in the valuation of the Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2012 Annual Report on Form 10-K, filed with the SEC on March 15, 2013.  All stock options were granted under the 2007 Long-Term Incentive Plan.

(4)	There were no above-market or preferential earnings on deferred compensation under the Company's Deferred Compensation Plan.

(5)
The value of perquisites and other personal benefits reported in a named executive officer’s Form W-2 may not necessarily reflect the value reported in this column, due to applicable Internal Revenue Service guidelines.

(6)
This amount reflects (a) the cost of term life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $6,000; (b) the cost of long-term disability insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (c) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush; (d) the incremental cost of personal use of a Company-owned automobile; (e) a gas allowance; (f) the incremental cost of personal use of the Company’s ranch totaling $37,300; (g) the cost of universal whole life insurance premiums paid by the Company on behalf of W.M. “Rusty” Rush totaling $51,774; (h) the incremental cost of personal use of the Company-owned aircraft; and (i) matching contributions to the Company’s 401(k) plan totaling $6,505.  The universal whole life insurance policy is on the life of W. Marvin Rush, and W.M. “Rusty” Rush is the sole beneficiary.  The purpose of this policy is to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father's death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company's Common Stock to pay such estate taxes.  Additionally, W.M. “Rusty” Rush received automobile insurance under the Company’s fleet insurance policy and reserved parking at the Company’s offices during 2012.  Because the Company did not incur any incremental costs in connection with these two perquisites, there is no value attributed to them in the table.

The incremental cost of personal use of a Company-owned automobile is equal to the depreciation amount recognized by the Company for the vehicle used by W.M. “Rusty” Rush in 2012.

(7)
This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Keller; (b) the cost of an annual physical; (c) an automobile allowance; (d) a gas allowance, (e) rewards points earned from purchases using Company credit cards; and (f) matching contributions to the Company’s 401(k) plan totaling $6,523.  Mr. Keller also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(8)
This amount reflects (a) the cost of term life insurance premiums paid by the Company on behalf of W. Marvin Rush totaling $36,402; (b) the cost of an annual physical; (c) the cost of medical, dental and vision insurance premiums paid by the Company on behalf of W. Marvin Rush; (d) the cost of long-term disability insurance premiums paid by the Company on behalf of W. Marvin Rush; (e) the cost of monitoring a home security system at W. Marvin Rush’s primary residence; (f) rewards points earned from purchases using Company credit cards; (g) an automobile allowance of $40,200; (h) a gas allowance; (i) the incremental cost of personal use of the Company-owned aircraft totaling $98,868; (j) the incremental cost of personal use of the Company’s ranch; and (k) matching contributions to the Company’s 401(k) plan totaling $8,550.  Additionally, Mr. Rush’s personal automobile was covered under the Company’s fleet insurance policy and he received reserved parking at the Company’s offices during 2012.  Because the Company did not incur any incremental costs in connection with these two perquisites, there is no value attributed to them in the table.

The incremental cost of personal use of Company-owned aircraft by a named executive officer is calculated based upon the Company’s direct operating cost.  This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and similar variable costs.  Because the aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses.  On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight.  No additional direct operating cost is incurred in such situations under the foregoing methodology.

The incremental cost of personal use of the Company’s ranch by a named executive officer is calculated based upon an estimated nightly room and board charge of $60.00 per person for the named executive officer and his guests, if any, and the costs assigned to any game killed by the named executive officer or his guests.

The value of rewards points earned by a named executive officer from purchases using Company credit cards is calculated by multiplying the number of points received by such named executive officer by $.005, which is the rate that participants in American Express’s® Membership Rewards Program® may redeem points for travelers’ checks.  American Express® will redeem 20,000 points in exchange for a $100 traveler’s check.

The value of all other perquisites is based upon the Company’s actual costs.  The Company did not reimburse its named executive officers for income taxes imputed to them for receipt of the above perquisites and other benefits.

(9)
This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Naegelin; (b) rewards points earned from purchases using Company credit cards; (c) an automobile allowance; (d) a gas allowance; and (e) matching contributions to the Company’s 401(k) plan totaling $6,551.  Mr. Naegelin also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

(10)
This amount reflects (a) the cost of long-term disability insurance premiums paid by the Company on behalf of Mr. Orf; (b) an automobile allowance; (c) a gas allowance; (d) rewards points earned from purchases using Company credit cards; and (e) matching contributions to the Company’s 401(k) plan totaling $8,702.  Mr. Orf also received reserved parking at the Company’s offices for which the Company did not incur any incremental cost and, therefore, no value is attributed for this perquisite in the table.

2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date(1)	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number Of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
W. M. “Rusty” Rush	3/15/12	3/9/12	15,000			352,200
	3/15/12	3/9/12		75,000	23.48	821,558
Steven L. Keller	3/15/12	3/9/12	4,000			93,920
	3/15/12	3/9/12		20,000	23.48	219,082
W. Marvin Rush	3/15/12	3/9/12	33,000			774,840
Martin A. Naegelin, Jr.	3/15/12	3/9/12	6,000			140,880
	3/15/12	3/9/12		30,000	23.48	328,623
David C. Orf	3/15/12	3/9/12	4,290			100,729
	3/15/12	3/9/12		21,450	23.48	234,965

(1)
The “Grant Date” is the effective date of the respective equity awards and the “Date of Compensation Committee Action” is the date that the Compensation Committee approved the effective grant date and number of securities underlying the equity awards reported in the table.

(2)
The amounts reflect the annual Class A RSU awards and Class A stock options, as applicable, that were granted to the named executive officers under the 2007 Long-Term Incentive Plan in 2012.  The stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years.  The RSU awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)	The exercise price of each Class A stock option is equal to the closing market price on the grant date of the Company’s Class A Common Stock as quoted on the NASDAQ® Global Select Market.

(4)
The amounts reflect the aggregate grant date fair value of the Class A RSU awards and Class A stock options, as applicable, that were granted in 2012, computed in accordance with ASC 718 (except no assumptions for forfeitures were included).  The assumptions used in the valuation of the Class A RSU awards and Class A stock options are discussed in Notes 2 and 11 of the Notes to Consolidated Financial Statements of our 2012 Annual Report on Form 10-K, filed with the SEC on March 15, 2013.  The grant date fair value of the Class A RSU awards is based on the closing market price of the Class A Common Stock on the grant date as quoted on the NASDAQ® Global Select Market.

  2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
		Exercisable		Unexercisable
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
W.M. “Rusty” Rush	3/15/2003		42,996			2.49	3/15/2013
	3/15/2004		30,000			7.95	3/15/2014
	3/15/2005	45,000				10.51	3/15/2015
	3/15/2006	45,000				12.91	3/15/2016
	3/15/2007	75,000				12.77	3/15/2017
	3/14/2008	33,335		16,665		15.52	3/15/2018
	3/13/2009	25,005		49,995		7.67	3/15/2019
	3/15/2010			75,000		12.50	3/15/2020
	3/15/2010							5,000	103,350
	3/15/2011			75,000		18.74	3/15/2021
	3/15/2011							10,000	206,700
	3/15/2012			75,000		23.48	3/15/2022
	3/15/2012							15,000	310,050
Steven L. Keller	3/15/2004	2,625				7.97	3/15/2014
	3/15/2005	3,750				10.51	3/15/2015
	3/15/2006	3,750				12.91	3/15/2016
	3/15/2007	4,125				12.77	3/15/2017
	3/14/2008	3,400		1,700		15.52	3/15/2018
	3/13/2009	4,001		7,999		7.67	3/15/2019
	3/15/2010			18,000		12.50	3/15/2020
	3/15/2010							1,200	24,804
	3/15/2011			20,000		18.74	3/15/2021
	3/15/2011							2,667	55,127
	3/15/2012			20,000		23.48	3/15/2022
	3/15/2012							4,000	82,400
W. Marvin Rush	3/15/2007	20,004				12.77	3/15/2017
	3/14/2008	13,336		13,332		15.52	3/15/2018
	3/13/2009	20,004		39,996		7.67	3/15/2019
	3/15/2010			60,000		12.50	3/15/2020
	3/15/2010							4,000	82,680
	3/15/2011			60,000			3/15/2021
	3/15/2011							8,000	165,360
	3/15/2012							33,000	682,110
Martin A. Naegelin, Jr.	3/15/2005	16,500				10.51	3/15/2015
	3/15/2006	16,500				12.91	3/15/2016
	3/15/2007	30,000				12.77	3/15/2017
	3/14/2008	13,334		6,666		15.52	3/15/2018
	3/13/2009	10,002		19,998		7.67	3/15/2019
	3/15/2010			30,000		12.50	3/15/2020
	3/15/2010							2,000	41,340
	3/15/2011			30,000		18.74	3/15/2021
	3/15/2011							4,000	82,680
	3/15/2012			30,000		23.48	3/15/2022
	3/15/2012							6,000	124,020

	Option Awards(1)							Stock Awards
		Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)				Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
		Exercisable		Unexercisable
Name	Grant Date(2)	Class A Stock Options	Class B Stock Options	Class A Stock Options	Class B Stock Options	Option Exercise Price($)	Option Expiration Date
David C. Orf	3/15/2006	19,312		12.91	3/15/2016
	3/15/2007	21,225		12.77	3/15/2017
	3/14/2008	9,534	4,766	15.52	3/15/2018
	3/13/2009	7,151	14,299	7.67	3/15/2019
	3/15/2010		21,450	12.50	3/15/2020
	3/15/2010					1,430	29,558
	3/15/2011		21,450	18.74	3/15/2021
	3/15/2011					2,860	59,116
	3/15/2012		21,450	23.48	3/15/2022
	3/15/2012					4,290	88,674

(1)	To the extent applicable, all stock options and exercise prices reported in the table have been adjusted for the 3-for-2 stock split effected on October 10, 2007.

(2)
For better understanding of the table, an additional column showing the grant date of the equity awards has been included.  All stock options vest in one-third increments annually, beginning on the third anniversary of the grant date and have a term of ten years.  All RSU awards and restricted stocks awards vest in one-third increments beginning on the first anniversary of the grant date.

(3)
With respect to awards made before March 15, 2011, amounts reflect restricted stock awards for the Company’s Class A Common Stock.  With respect to awards made on or after March 15, 2011, amounts reflect RSU awards for the Company’s Class A Common Stock.

(4)
The market value of Class A RSU awards and restricted stock awards is determined using the closing market price of $20.67 per share as quoted on the NASDAQ® Global Select Market for our Class A Common Stock on December 31, 2012.  The amounts reflected are not necessarily indicative of the amounts that may be realized by our named executive officers.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2012 for our named executives.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
W. M. “Rusty” Rush(3)	17,250	10,749	346,725	177,466	15,000	333,700
Steven L. Keller(4)	4,378	877	80,068	15,523	3,333	73,327
W. Marvin Rush	—	—	—	—	12,000	266,960
Martin A. Naegelin, Jr. (5)	—	—	—	—	6,000	133,480
David C. Orf	40,312	—	649,694	—	4,290	95,438

(1)
The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our respective class of Common Stock.  The market price is equal to the sale price of our Class A Common Stock and Class B Common Stock, as applicable, on the date of exercise.

(2)
The value realized on the vesting of the Class A restricted stock awards and restricted stock units, as applicable, is equal to the number of shares of stock covered by the applicable award that vested multiplied by the closing sale price of our Class A Common Stock as quoted on the NASDAQ® Global Select Market on the applicable vesting date.

(3)
W.M. “Rusty” Rush elected to defer his restricted stock unit award granted in 2011 under the Deferred Compensation Plan.  During 2012, 5,000 of the deferred restricted stock units vested at a value of $98,900 which has been included in the number of shares acquired on vesting and the value realized on vesting.

(4)
Steven L. Keller elected to defer his restricted stock unit award granted in 2011 under the Deferred Compensation Plan.  During 2012, 1,333 of the deferred restricted stock units vested at a value of $26,367 which has been included in the number of shares acquired on vesting and the value realized on vesting.

(5)
Martin A. Naegelin elected to defer his restricted stock unit award granted in 2011 under the Deferred Compensation Plan.  During 2012, 2,000 of the deferred restricted stock units vested at a value of $39,560 which has been included in the number of shares acquired on vesting and the value realized on vesting.

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding nonqualified deferred compensation at December 31, 2012.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
W. M. “Rusty” Rush	148,900	—	6,224	—	155,124
Steven L. Keller	53,160	—	3,062	—	62,082
W. Marvin Rush	—	—	—	—	—
Martin A. Naegelin, Jr.	61,322	—	2,537	—	63,859
David C. Orf	—	—	—	—	—

(1)	The following amounts of Executive Contributions have been reported in the current year Summary Compensation Table.

Named Executive Officer

W.M. “Rusty” Rush	$50,000
Steven L. Keller	$26,793
W. Marvin Rush	—
Martin A. Naegelin, Jr.	$21,762
David C. Orf	—

(2)
The amounts reflected in this column represent the net amounts credited to the Deferred Compensation Plan accounts of the respective named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below.  These amounts do not represent above-market earnings, and thus are not reported in the 2012 Summary Compensation Table.

(3)	The following amounts of the Aggregated Balance were reported in the Summary Compensation Table covering fiscal years 2011-2012.

Named Executive Officer

W.M. “Rusty” Rush	$50,000
Steven L. Keller	$32,847
W. Marvin Rush	—
Martin A. Naegelin, Jr.	$21,762
David C. Orf	—

Beginning with compensation earned in 2011, certain highly compensated employees, which included the named executive officers, and the directors of the Company were eligible to participate in the Deferred Compensation Plan.  Under the Deferred Compensation Plan, participants may elect to defer payment of a portion of their annual compensation (including, as applicable, salary, cash bonuses, RSUs granted by the Company under the Company’s Long-Term Incentive Plan (the “LTIP”), dividend equivalents paid on any RSUs granted under the LTIP, and director fees), subject to any satisfaction of other withholding requirements and any limitations set by the Company.  All amounts deferred under the Deferred Compensation Plan by a participant are fully and immediately vested.

The Deferred Compensation Plan is designed to allow participants an opportunity to defer income they are not able to defer under the Company’s 401(k) plan because of certain limitations under the Internal Revenue Code that apply to 401(k) plans.  The Company can make employer contributions to the accounts of Deferred Compensation Plan participants similar to the contributions it makes under the Company’s 401(k) plan, such as matching and profit sharing contributions.  Any matching contributions are immediately vested.  Other types of Company contributions generally vest evenly over five years of service (vesting is accelerated upon death, disability, or retirement).  All of the listed officers would be fully vested in Company contributions under the Deferred Compensation Plan because they each have over five years of service.

The Company does not provide a guaranteed rate of return on amounts deferred under the Deferred Compensation Plan.  The amount of earnings credited to a participant’s account depends on the investment elections selected by the participant and any dividends applied to RSUs.  The Deferred Compensation Plan offers on a notional basis similar investment choices as the Company’s 401(k) plan.  Participants can make changes to their investment elections at any time, subject to any limitations set by the plan’s administrator.  Dividends on RSUs are based on dividends paid with respect to the Company’s Common Stock, if any.

Participants receive distributions in either lump sums or installments upon death, disability, separation from service, or at a preselected date, all subject to the election and distribution provisions of the Deferred Compensation Plan.  Participants may receive a distribution at an earlier date under specific circumstances, such as the occurrence of an unforeseeable emergency.  Each participant is an unsecured creditor of the Company with respect to payment of the participant’s accounts under the Deferred Compensation Plan.  Subject to certain limitations, the Company reserves the right to amend or terminate the Deferred Compensation Plan.

Severance and Change of Control Arrangements

Executive Transition Plan

On July 23, 2008, the Board of Directors of the Company, acting on the recommendation of the Company’s Compensation Committee, adopted the Rush Enterprises, Inc. Executive Transition Plan (the “Transition Plan”).  In general, the Transition Plan is designed to provide certain protections to key employees, including the named executive officers, in the event their employment is involuntarily terminated, including in connection with a “change in control” (as defined below) of the Company.  The protections provided by the Transition Plan are intended to (a) alleviate personal uncertainties that arise in connection with certain business exigencies, including a change in control of the Company, thereby allowing key employees to focus their attention and energy on the Company’s business without distractions, which assists in the Company maximizing shareholder value, (b) provide greater retention rates among key employees, and (c) assist the Company in recruiting qualified personnel to fill key positions within the Company in the future.

The Transition Plan replaced the named executive officers’ existing employment agreements with the Company.   As a condition to the named executive officers participating in the Transition Plan, each named executive officer agreed to terminate any existing employment agreement with the Company.  The Transition Plan was intended to provide benefits that were substantially similar to the named executive officers’ prior employment agreements, including change of control and severance arrangements.  Another objective of the Transition Plan was to standardize the change in control and severance benefits provided to the executive officers and other key employees of the Company.  The Compensation Committee considered the reasonableness of the change in control and severance arrangements prior to the implementation of the Transition Plan and deemed such terms reasonable to achieve the underlying purposes of the Transition Plan, including retaining and attracting qualified executives and other key employees.

In addition to the Company’s named executive officers, other executive officers and key employees participate in the Transition Plan.  Participants in the Transition Plan are designated by the Compensation Committee, in its sole discretion, as Level 1, Level 2, Level 3 or Level 4.  The Compensation Committee determined the appropriate benefits levels of the named executive officers based on a variety of factors, including the officer’s position with the Company, number of years of employment with the Company and level of responsibility within the Company.  The named executive officers were selected to participate in the Transition Plan at the following levels:

Level
W. Marvin Rush	1
W.M. “Rusty” Rush	1
Martin A. Naegelin, Jr.	2
David C. Orf	2
Steven L. Keller	2

Participants, including the named executive officers, are entitled to severance benefits under the Transition Plan in the following two scenarios:

•	Involuntary Termination (as defined below) in conjunction with a Change in Control (as defined below) of the Company; and

•	Involuntary Termination absent a Change in Control of the Company.

Generally, the primary severance benefits payable to the named executive officers under the Transition Plan, based upon whether they are a Level 1 or Level 2 participant, are as follows:

	Level 1 participant		Level 2 participant
Severance Benefits (1)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)	Involuntary Termination (in conjunction with a Change in Control)	Involuntary Termination (absent a Change in Control)
Cash payments (2)	4 times base salary	4 times base salary	2 times base salary, plus 2 times highest annual cash bonus received in any of the previous 5 years	1 times base salary, plus ½ times annual cash bonus received in prior year
Acceleration of equity awards	Yes	No	Yes	No
Continuation of life and health insurance (3)	48 months or, if earlier, until eligible for such coverage with a successor employer	48 months or, if earlier, until eligible for such coverage with a successor employer	24 months or, if earlier, until eligible for such coverage with a successor employer	12 months or, if earlier, until eligible for such coverage with a successor employer
Entitled to tax gross-up payments(4)	Yes	Yes	Yes	Yes

(1)
All severance payments under the Transition Plan are subject to the participant’s continuing compliance with noncompetition, nonsolicitation and confidentiality covenants following his or her termination.  The term of the noncompetition and nonsolicitation covenant is 48 months for a Level 1 participant and up to 24 months for a Level 2 participant following termination, and the term of the confidentiality covenant is forever.  Upon breach of one or more of these covenants, the participant (a) is not entitled to any further severance benefits and (b) must reimburse the Company for any severance benefits he or she previously received, or the value thereof.

(2)
All cash payments due to a Level 1 participant are required to be paid in a single lump sum amount as soon as administratively practicable after the Level 1 participant’s Involuntary Termination, but in all cases, no later than two and one half months following the fiscal year in which the Level 1 participant is involuntarily terminated.  Generally, all cash payments due to a Level 2 participant are required to be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Level 2 participant was involuntarily terminated.

(3)
If the continuation of health care coverage is not permitted by the Company’s group health plan or under applicable law, the Company will provide COBRA continuation coverage to such terminated participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and are entitled to receive COBRA continuation coverage.

(4)
If any payment or benefit (collectively, “Severance”) received or to be received by a named executive officer from the Company pursuant to the terms of the Transition Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay the named executive officer an additional amount (the “Gross-Up Payment”) so that the net amount the named executive officer retains, after deduction of the excise tax on the Severance and any federal, state, and local income tax and the excise tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a named executive officer with respect thereto, shall be equal to the total present value (using the applicable federal rate in such calculation) of the Severance at the time such Severance is to be paid.  At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.  Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments.

The Compensation Committee may terminate a participant’s participation in the Transition Plan upon 60 days prior written notice to the participant; provided that no participant’s participation in the Transition Plan may be terminated within two years after a Change in Control (as defined below) of the Company without the participant’s prior written consent.

These arrangements also provide for a tax gross-up payment in the event that any participant is subject to the excise tax imposed on certain excess parachute payments pursuant to Section 4999 of the Internal Revenue Code.  The Compensation Committee included the tax gross-up provisions in the Transition Plan because many participants in the Transition Plan had existing employment agreements that included such provisions, and the Compensation Committee required each participant’s employment agreement to be terminated in order to participate in the Transition Plan.  At its March 3, 2011, meeting, the Compensation Committee adopted a policy prohibiting the Company from entering into any future change in control arrangements with executive officers that provide for excise tax gross-up payments, unless such arrangement is approved by shareholders.  Pursuant to the policy, any participant who entered the Transition Plan after March 3, 2011, is not entitled to any excise tax gross-up payments.

The change of control and severance payments and benefits due to the named executive officers under the Transition Plan were set in the Compensation Committee’s subjective judgment and discretion at levels substantially similar to what the named executive officers were entitled to receive in their previously existing employment agreements and not upon a formula-driven framework.  The Compensation Committee evaluates the change in control and severance arrangements separately from the named executive officers’ individual pay components and total direct compensation.  Consequently, the Compensation Committee did not consider the payout and benefit terms of the Transition Plan in approving the named executive officers’ individual pay components and total direct compensation levels in 2012.

Key definitions used in the Transition Plan include the following:

•           “Involuntary Termination” means termination of a participant’s employment with the Company (a) by the Company for any reason other than Cause (as defined below), death, or Disability (as defined below); or (b) by the participant for Good Reason (as defined below).

•           “Cause” means (a) a conviction or plea of guilty or nolo contendre to a felony or other crime involving moral turpitude; (b) a commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company’s Board of Directors; (c) willful failure or refusal to carry out the material responsibilities of the participant’s employment, as reasonably determined by the Company’s Board of Directors; or (d) gross negligence, willful misconduct, or engaging in a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company’s Board of Directors.

•           “Disability” means the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Compensation Committee.

•           “Good Reason” means (a) a diminution in the participant’s position, duties, responsibilities or authority or the assignment to the participant of duties or responsibilities that are materially inconsistent with his or her status or position; (b) a reduction in the participant’s annual base salary; (c) following a Change in Control (as defined below), a reduction in the participant’s target incentive award opportunities; (d) following a Change in Control, the relocation of the participant’s principal place of employment by more than 50 miles from the current location; (e) in connection with a Change in Control, a successor or acquiring company failing to assume the obligations of the Transition Plan; or (f) with respect to a Level 1 or Level 2 participant, following a Change in Control a Level 1 or Level 2 participant disagrees with the philosophy or policies of the successor or acquiring company.  The Company has 30 days to cure any act or omission that the participant deems to constitute Good Reason.

•           “Change in Control” means the occurrence of any of the following: (a) any person (other than W. Marvin Rush, W.M. “Rusty” Rush and certain other exempted persons) becomes the beneficial owner of Company securities representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (b) Incumbent Directors (as defined below) cease for any reason to constitute a majority of the directors then serving; (c) the consummation of a merger or consolidation of the Company with any other entity; (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (e) any other transaction or event occurs that is resolved by the Company’s Board of Directors to be a “Change in Control” for purposes of the Transition Plan.

•           “Incumbent Director” means (a) any member of the Company’s Board of Directors on March 31, 2008, or (b) any individual appointed or elected to the Company’s Board of Directors after March 31, 2008, if their appointment or election is approved by at least two-thirds of the incumbent directors in office at the time of such approval or recommendation.

Long-Term Incentive Plans

Under the terms of the Company’s 2007 Long-Term Incentive Plan, the Company’s 1996 Long-Term Incentive Plan and the related forms of stock option agreements, restricted stock award agreements, and RSU award agreements, as applicable (collectively, “Incentive Plans”), unvested equity awards are subject to a modified vesting schedule upon the “Retirement” (as defined below), death or disability of a participant, including each named executive officer.  Upon Retirement, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will continue to vest pursuant to their respective vesting schedule for so long as such officer does not become an employee of a competitor of the Company.  Upon death or disability, a named executive officer’s unvested stock options, restricted stock awards and RSU awards will immediately vest.

“Retirement” means an employee terminating his or her relationship with the Company following at least 10 years of service and after reaching the age of 60.

The table below quantifies the potential payments to the named executive officers upon termination of their employment, including termination following a Change in Control of the Company, pursuant to the terms of the Transition Plan and the Incentive Plans.

2012 POTENTIAL PAYMENTS UPON TERMINATION(1)

Name	Benefit	Involuntary Termination absent a Change in Control ($)		Involuntary Termination upon a Change in Control ($)		Death/ Disability ($)		Retirement ($)
W.M. “Rusty” Rush	Cash payments	4,400,064	(2)	4,400,064	(2)	—		—
	Acceleration of equity awards	—		2,113,360	(3)	2,113,360	(3)	—
	Continuation of life and health insurance	281,976	(5)	281,976	(5)	—		—
	280G Gross-Up (6)	—		2,231,420		—		—
Total		4,682,040		9,026,820		2,113,360		—

Steven L. Keller	Cash payments	436,500	(7)	1,098,000	(8)	—		—
	Acceleration of equity awards	—		461,013	(3)	461,013	(3)	—
	Continuation of life and health insurance	12,246	(9)	24,492	(10)	—		—
	280G Gross-Up (6)	—		522,012		—		—
Total		448,746		2,105,517		461,013		—

W. Marvin Rush	Cash payments	4,000,032	(2)	4,000,032	(2)	—		—
	Acceleration of equity awards	—		2,124,758	(3)	2,124,758	(3)	2,124,758	(4)
	Continuation of life and health insurance	257,144	(5)	257,144	(5)	—		—
	280G Gross-Up (6)	—		2,125,518		—		—
Total		4,257,176		8,507,452		2,124,758		2,124,758

Martin A. Naegelin, Jr.	Cash payments	554,600	(7)	1,383,200	(8)	—		—
	Acceleration of equity awards	—		845,344	(3)	845,344	(3)	—
	Continuation of life and health insurance	12,390	(9)	24,780	(10)	—		—
	280G Gross-Up (6)	—		688,582		—		—
Total		566,990		2,941,906		845,344		—

David C. Orf	Cash payments	467,000	(7)	1,172,000	(8)	—		—
	Acceleration of equity awards	—		604,426	(3)	604,426	(3)	604,426	(4)
	Continuation of life and health insurance	13,713	(9)	27,426	(10)	—		—
	280G Gross-Up (6)	—		—		—		—
Total		480,713		1,803,852		604,426		604,426

(1)
Amounts reflected in the table were calculated assuming a December 31, 2012, termination date, which was the last business day of the 2012 fiscal year.  Each named executive officer is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for Cause.  These amounts include base salary, unused vacation pay and other benefits such named executive officer may be entitled to receive under applicable employee benefit plans, and are not reflected in the table.  The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the named executive officers are estimated to receive upon termination.  The named executive officers are not entitled to any Additional Compensation in the event they are terminated for Cause.  The actual amounts to be paid to an officer can only be determined at the time of his actual termination.

The term “Involuntary Termination” has the same meaning in this table as it does in the Transition Plan, which is set forth on page 54 of this proxy statement.

(2)	The amount reflects four times the respective named executive officer’s current rate of base salary.

(3)
The amount reflects the value of accelerating the respective officer’s unvested equity awards upon termination, death or disability.  This value is based upon the closing sale price of the Company’s Class A Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2012, of $20.67.

(4)
The amount reflects the value of unvested equity awards held by W. Marvin Rush and David C. Orf on December 31, 2012, that would generally continue to vest upon retirement in accordance with their original vesting schedule.  This value is based upon the closing sale price of the Company’s Class A Common Stock, as quoted on the NASDAQ® Global Select Market on December 31, 2012, of $20.67.   The other named executive officers have not met the age limit to qualify for this benefit under the Incentive Plans.

(5)
The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 48 months.  These estimated costs were based upon the Company’s actual costs in providing the benefits in 2012.

(6)
The Section 280G excise tax gross-up payment on an actual termination may differ based on factors such as timing of employment termination and payments, methodology for valuing stock options, future stock option exercises, changes in compensation, and reasonable compensation analyses the Company is required to make.

(7)	The amount reflects the sum of (a) the respective named executive officer’s current rate of base salary, and (b) one-half times his annual cash bonus received for the 2012 calendar year.

(8)
The amount reflects the sum of (a) two times the respective named executive officer’s current rate of base salary, and (b) two times his highest annual cash bonus received in any of the previous five years.

(9)
The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 12 months.  These estimated costs were based upon the Company’s actual costs in providing the benefits in 2012.

(10)
The amount reflects the Company’s estimated cost to continue life and health insurance benefits up to 24 months.  These estimated costs were based upon the Company’s actual costs in providing the benefits in 2012.

Compensation Committee Report

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not be deemed soliciting material or filed under such acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.  Based upon this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Harold D. Marshall, Chair
Thomas A. Akin
James C. Underwood
Gerald R. Szczepanski

Compensation Committee Interlocks and Insider Participation

In 2012, the Compensation Committee consisted of the following directors: Harold D. Marshall, Chair, James C. Underwood, Gerald R. Szczepanski and Thomas A. Akin.  During the 2012 fiscal year, none of the Company’s executive officers served on either the Company’s Compensation Committee or the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on the Company’s Compensation Committee or Board of Directors.  No current or past officer or employee of the Company served on the Compensation Committee during the 2012 fiscal year.  Messrs. Marshall and Akin each have certain relationships with Texstar National Bank.  For a further description of these relationships, see “Certain Relationships and Related Transactions” set forth below in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the SEC.  These reporting persons are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on review of the Section 16(a) forms received by the Company, or written representations from reporting persons that no such forms were required to be filed, as applicable, the Company believes that the reporting persons complied with all of the Section 16(a) filing requirements during the 2012 fiscal year, except W. Marvin Rush filed a late Form 4 reporting a single transaction and David C. Orf filed a late Form 4 reporting a single transaction.

Certain Relationships and Related Transactions

A subsidiary of the Company leases office space to Texstar National Bank (“Texstar”).  W. Marvin Rush, Chairman; W.M. “Rusty” Rush, President and Chief Executive Officer; and nonemployee directors, including Harold D. Marshall and Thomas A. Akin, own 60.52%, 1.45%, 1.53%, and 2.34%, respectively, of Texstar’s capital stock.  W. Marvin Rush, W.M. “Rusty” Rush and Thomas A. Akin are also members of Texstar’s Board of Directors.  Since 2006, Texstar has leased office space from a subsidiary of the Company on arm’s-length terms.  The current lease term expires in December 2016.  The current monthly rental rate is $12,565 and Texstar made lease payments totaling $147,108 in 2012.

The Company’s Audit Committee reviews and approves all “related-person transactions” (as defined by the SEC) as required by the NASDAQ® Global Select Market and the applicable rules of the SEC.  The Audit Committee periodically reassesses these transactions to ensure their continued appropriateness.  These responsibilities are set forth in the Audit Committee charter.  The above transaction was previously approved by the Board of Directors.

OTHER MATTERS

Other Business Presented at the Annual Meeting

As of the date of this proxy statement, the Board of Directors knows of no other business that may properly be, or is likely to be, brought before the annual meeting.  If any other matters should properly arise at the annual meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Where You Can Find More Information

The Company files reports, proxy statements and other information with the SEC.  You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at (800) SEC-0330 for further information on the public reference room.  The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company.  The Company’s Common Stock is quoted on the NASDAQ® Global Select Market.

You may request a copy of the Company’s filings (other than exhibits, which are not specifically incorporated by reference therein) at no cost by writing us at the following address:

Rush Enterprises, Inc.
555 IH-35 South, Suite 500
New Braunfels, Texas 78130
Attention: Derrek Weaver

ANNUAL MEETING OF SHAREHOLDERS OF

RUSH ENTERPRISES, INC.

May 21, 2013

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach and mail in the envelope provided.

20630000000000000000 6 052113

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF DIRECTORS

The Board of Directors recommends a vote "FOR" all nominees

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote FOR Proposal 2.

all as more particularly described in the Proxy Statement dated April 4, 2013, relating to the Annual Meeting, receipt of which is hereby acknowledged. The undersigned shareholder also acknowledges receipt of the Notice of Annual Meeting of Shareholders.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.